                                                                     Exhibit 2.1


                          AGREEMENT AND PLAN OF MERGER


                                  By and Among

                                 TELESCAN, INC.,

                               T ACQUISITION CORP.

                                       and

                                INVESTOOLS, INC.


                           DATED AS OF APRIL 25, 1999

                                TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----
ARTICLE I.........................................................................................................1
         THE MERGER...............................................................................................1
                  Section 1.1       The Merger....................................................................1
                  Section 1.2       Closing Date..................................................................2
                  Section 1.3       Consummation of the Merger....................................................2
                  Section 1.4       Effects of the Merger.........................................................2
                  Section 1.5       Certificate of Incorporation; Bylaws..........................................2
                  Section 1.6       Directors and Officers........................................................2
                  Section 1.7       Conversion of Securities; Exchange............................................3
                  Section 1.8       Escrow........................................................................6
                  Section 1.9       Balance Sheet Adjustment......................................................7
                  Section 1.10      Expenses; Adjustment..........................................................8
                  Section 1.11      Options and Warrants..........................................................9
                  Section 1.12       Exemption from Registration; California Permit..............................10
                  Section 1.13      Stockholders' Representative.................................................10
                  Section 1.14      Taking of Necessary Action; Further Action...................................10

ARTICLE II.......................................................................................................10
         REPRESENTATIONS AND WARRANTIES OF THE COMPANY...........................................................10
                  Section 2.1       Organization and Qualification...............................................11
                  Section 2.2       Capitalization...............................................................11
                  Section 2.3       Authority....................................................................11
                  Section 2.4       No Violation.................................................................12
                  Section 2.5       Financial Statements.........................................................12
                  Section 2.6       Books and Records............................................................13
                  Section 2.7       Absence of Certain Changes...................................................13
                  Section 2.8       Absence of Undisclosed Liabilities...........................................15
                  Section 2.9       Receivables..................................................................15
                  Section 2.10      Suppliers and Customers......................................................15
                  Section 2.11      Company's Indebtedness.......................................................15
                  Section 2.12      Litigation...................................................................15
                  Section 2.13      Tax Matters..................................................................16
                  Section 2.14      Employee Benefit Plans.......................................................17
                  Section 2.15      Employment Matters...........................................................19
                  Section 2.16      Leases, Contracts and Agreements.............................................19
                  Section 2.17      Compliance with Laws.........................................................20
                  Section 2.18      Insurance....................................................................21
                  Section 2.19      Intellectual Property........................................................21
                  Section 2.20      Environmental Matters........................................................24
                  Section 2.21      Regulatory Actions...........................................................26
                  Section 2.22      Title to Properties; Encumbrances............................................26

                  Section 2.23      Condition and Sufficiency of Assets..........................................26
                  Section 2.24      Brokers; Financial Advisors..................................................27
                  Section 2.25      SEC Matters..................................................................27
                  Section 2.26      Affiliated Transactions......................................................27
                  Section 2.27      Accounting Treatment.........................................................27
                  Section 2.28      Takeover Statutes............................................................27
                  Section 2.29      Representations Not Misleading...............................................28

ARTICLE III......................................................................................................28
         REPRESENTATIONS AND WARRANTIES OF PURCHASER AND NEWCO...................................................28
                  Section 3.1       Organization and Qualification...............................................28
                  Section 3.2       Capitalization...............................................................28
                  Section 3.3       Authority....................................................................28
                  Section 3.4       No Violation.................................................................29
                  Section 3.5       SEC Filings..................................................................30
                  Section 3.6       Consents and Approvals.......................................................30
                  Section 3.7       Brokers; Financial Advisors..................................................30
                  Section 3.8       Accounting Treatment.........................................................31

ARTICLE IV.......................................................................................................31
         OBLIGATIONS OF THE COMPANY PENDING CLOSING..............................................................31
                  Section 4.1       Affirmative Covenants of the Company.........................................31
                  Section 4.2       Negative Covenants of the Company............................................32

ARTICLE V........................................................................................................34
         ADDITIONAL AGREEMENTS...................................................................................34
                  Section 5.1       Access To, and Information Concerning, Properties and Records                34
                  Section 5.2       Preparation of Permit Application/Information Statement......................35
                  Section 5.3       Affiliate Letters............................................................36
                  Section 5.4       Miscellaneous Agreements and Consents........................................36
                  Section 5.5       Best Good Faith Efforts......................................................36
                  Section 5.6       Exclusivity..................................................................36
                  Section 5.7       Public Announcement..........................................................37
                  Section 5.8       Confidentiality..............................................................37
                  Section 5.9       Exercise of Warrants.........................................................37
                  Section 5.10      Conversion of Preferred Stock................................................37
                  Section 5.11      Pooling Accounting...........................................................37
                  Section 5.12      368(a) Reorganization........................................................38
                  Section 5.13      Blue Sky Laws................................................................38
                  Section 5.14      Indemnification of Officers and Directors....................................38
                  Section 5.15      Employee Benefits............................................................38

ARTICLE VI.......................................................................................................38

         CONDITIONS TO CLOSING...................................................................................38
                  Section 6.1       Conditions to Each Party's Obligation to Close...............................38
                  Section 6.2       Conditions to the Obligations of Purchaser to Close..........................39
                  Section 6.3       Conditions to the Obligations of the Company to Close........................41

ARTICLE VII......................................................................................................42
         TERMINATION; AMENDMENT; WAIVER..........................................................................42
                  Section 7.1       Termination..................................................................42
                  Section 7.2       Effect of Termination........................................................43
                  Section 7.3       Amendment....................................................................43
                  Section 7.4       Extension; Waiver............................................................43

ARTICLE VIII.....................................................................................................44
         SURVIVAL OF REPRESENTATIONS AND WARRANTIES..............................................................44
                  Section 8.1       Survival of Representations and Warranties...................................44

ARTICLE IX.......................................................................................................44
         INDEMNIFICATION.........................................................................................44
                  Section 9.1       Indemnification by the Company and the Stockholders..........................44
                  Section 9.2       Indemnification by Purchaser.................................................45
                  Section 9.3       Notice and Defense of Third Party Claims.....................................45
                  Section 9.4       Limitations..................................................................46
                  Section 9.5       Inconsistent Provisions......................................................47
                  Section 9.6       Arbitration..................................................................47

ARTICLE X........................................................................................................48
         MISCELLANEOUS...........................................................................................48
                  Section 10.1      Entire Agreement.............................................................48
                  Section  10.2     Assignment...................................................................48
                  Section 10.3      Further Assurances...........................................................48
                  Section 10.4      Enforcement of the Agreement.................................................49
                  Section 10.5      Severability.................................................................49
                  Section 10.6      Notices......................................................................49
                  Section 10.7      Governing Law................................................................50
                  Section 10.8      Gender; "Including" is Not Limiting; Descriptive Headings....................50
                  Section 10.9      Parties in Interest..........................................................50
                  Section 10.10     Counterparts.................................................................50
                  Section 10.11     Incorporation by Reference...................................................51
                  Section 10.12     Jurisdiction and Venue.......................................................51
                  Section 10.13     Certain Definitions..........................................................51

                                             EXHIBITS

Exhibit A           -        Adjustment Example
Exhibit B           -        Form of General Liability Escrow Agreement
Exhibit B-2         -        Form of Specific Liability Escrow Agreement
Exhibit C           -        Form Employment Agreement
Exhibit D-1         -        Form of Stockholder Letter
Exhibit D-2         -        Form of Affiliate Letter
Exhibit E           -        Form of Opinion of Counsel to the Company
Exhibit F           -        Form of Opinion of Counsel to Purchaser
Exhibit G           -        Environmental Laws

                                    LIST OF SCHEDULES

Schedule 1.7        -        Allocation of Purchaser Common Stock
Schedule 2.1        -        Organization and Qualification
Schedule 2.2        -        Capitalization; List of Equity Ownership
Schedule 2.4        -        No Violation
Schedule 2.5        -        Financial Statements
Schedule 2.7        -        Absence of Certain Changes
Schedule 2.8        -        Absence of Undisclosed Liabilities
Schedule 2.10(a)    -        Suppliers
Schedule 2.10(b)    -        Customers
Schedule 2.12       -        Litigation
Schedule 2.13       -        Tax Matters
Schedule 2.14       -        Employee Benefit Matters
Schedule 2.15       -        Employment Matters
Schedule 2.16       -        Leases, Contracts and Agreements
Schedule 2.17       -        Compliance with Laws
Schedule 2.18       -        Insurance
Schedule 2.19       -        Intellectual Property
Schedule 2.20       -        Environmental Matters
Schedule 2.21       -        Regulatory Actions
Schedule 2.22       -        Title to Properties; Encumbrances
Schedule 2.23       -        Condition and Sufficiency of Assets
Schedule 2.24       -        Financial Advisor
Schedule 3.4        -        No Violation
Schedule 3.6        -        Absence of Certain Changes
Schedule 3.7        -        Brokers; Financial Advisors
Schedule 4.1(i)     -        List of Accounts and Safe Deposit Boxes
Schedule 4.1(j)     -        List of Liabilities and Obligations of the Company

                          AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is dated as of April 25, 1999, by and among Telescan, Inc., a Delaware corporation (the "Purchaser"), T Acquisition Corp., a California corporation ("Newco"), and INVESTools, Inc., a California corporation (the "Company").

                                    RECITALS

         WHEREAS, Purchaser desires to acquire the Company in the manner provided in this Agreement;

         WHEREAS, Purchaser and the Company believe that the merger of Newco with and into the Company (the "Merger"), in the manner provided by, and subject to the terms and conditions set forth in this Agreement and all exhibits, schedules and supplements hereto, is desirable and in the best interests of their respective corporations and stockholders;

         WHEREAS, subject to and in accordance with the terms and conditions of this Agreement, the respective Boards of Directors of Purchaser, Newco and the Company, have approved the Merger, whereby each issued and outstanding share of Company capital stock, will be converted into the right to receive Purchaser common stock, par value $0.01 per share ("Purchaser Common Stock") as provided herein;

         WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Tax Code"), and the parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Tax Code Section 368(a); and

         WHEREAS, the parties hereto desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the consummation of the Merger;

         NOW, THEREFORE, in consideration of the premises and the respective representations, warranties and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                    ARTICLE I
                                   THE MERGER

         Section 1.1 THE MERGER. Subject to and in accordance with the terms and conditions of this Agreement and in accordance the California General Corporation Law (the "CGCL"), at the Effective Time (as defined in Section 1.3), Newco shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Newco shall cease and the Company shall continue as the surviving corporation (sometimes referred to herein as the "Surviving Corporation").

         Section 1.2 CLOSING DATE. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Locke Liddell & Sapp LLP, 3400 Chase Tower, 600 Travis, Houston, Texas 77002, at such time and on such date as the parties shall mutually agree and as soon as practicable after the satisfaction or waiver of the conditions set forth in
Article VI; provided, that the closing conditions set forth in Article VI shall have been satisfied or waived at or prior to such time and further provided, that the parties hereto agree to use their reasonable best efforts to consummate the Closing provided for in this Agreement on or before May 31, 1999. Subject to the provisions of Article VII hereof, failure to consummate the Closing provided for in this Agreement on the date and time and at the place determined pursuant to this Section 1.2 shall not result in the termination of this Agreement and shall not relieve any parties to this Agreement of any obligation hereunder. For purposes of this Agreement, the date on which the Closing actually occurs is the "Closing Date."

         Section 1.3 CONSUMMATION OF THE MERGER. As soon as practicable on the Closing Date, the parties hereto will cause the Merger to be consummated by filing this Agreement and an Officer's Certificate with the California Secretary of State and such other required documents in such forms as required by and executed in accordance with the relevant provisions of the CGCL. The "Effective Time" of the Merger as that term is used in this Agreement shall mean the latest date on which the certificate of merger is filed with respect to the Merger, or such other effective time as may be specified therein.

         Section 1.4 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the applicable provisions of the CGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all property, rights, privileges, powers, and franchises of the Company and Newco shall vest in the Surviving Corporation, and all debts and liabilities and duties of the Company shall become the debts, liabilities and duties of the Surviving Corporation.

         Section 1.5 CERTIFICATE OF INCORPORATION; BYLAWS. The Certificate of Incorporation of Newco, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended, except that Article I of the Certificate shall be amended to provide that the name of the Surviving Corporation is "INVESTools, Inc." The Bylaws of Newco, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

         Section 1.6 DIRECTORS AND OFFICERS. The directors and officers of Newco immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

         Section 1.7 CONVERSION OF SECURITIES; EXCHANGE. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the parties hereto:

                  (a) Each share of the Company's common stock, par value $0.001 per share ("Company Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted, subject to the provisions of this Section
1.7 and the escrow provisions set forth in Section 1.8 below, into the right to receive a validly issued, fully paid and nonassessable share of Purchaser Common Stock in a ratio ("Exchange Ratio") equal to 2,400,000 divided by the number of shares of Company Common Stock issued and outstanding at the Effective Time on a fully diluted basis.

                           (i) For purposes of this Section 1.7(a), the term "fully diluted basis" shall mean that all outstanding Company Options (as hereinafter defined) and Company Warrants (as hereinafter defined) shall have been exercised in full, and all shares of Company Preferred Stock shall have been converted into shares of Company Common Stock. Attached hereto as Schedule 1.7 is a list prepared by the Company which sets forth all holders of Company Common Stock and the number of shares of Purchaser Common Stock that each will receive upon consummation of the Merger (without regard to the number of shares to be held in escrow pursuant to the General Liability Escrow Agreement and the Specific Liability Escrow Agreement) presuming that (i) there is no adjustment to the Exchange Ratio, (ii) all Company Options and Company Warrants have been exercised in full prior to the Effective Time, and (iii) all Company Preferred Stock has been converted to shares of Company Common Stock prior to the Effective Time.

                           (ii) Notwithstanding the foregoing, in the event that there are unexercised Company Options as of the Effective Time, Purchaser shall assume such Company Options pursuant to Section 1.11, and the holders of such Company Options shall not be entitled to receive shares of Purchaser Common Stock upon consummation of the Merger in exchange for the unexercised portions thereof. The fact that there are unexercised Company Options as of the Effective Time shall have no effect on the Exchange Ratio (it being the intent of the parties that the aggregate number of shares of Purchaser Common Stock issued in connection with the Merger be reduced on a share for share basis by the number of shares of Purchaser Common Stock that Purchaser may be required to issue upon exercise of such options).

                  (b) As set forth below, the Exchange Ratio is subject to adjustment to the extent the Average Stock Price (as hereinafter defined) is greater than $20 per share ("Ceiling Price"), and this Agreement is subject to termination by the Company to the extent the Average Stock Price is less than $10 per share.

                           (i) In the event the Average Stock Price is greater than the Ceiling Price, the Exchange Ratio shall be adjusted by multiplying the Exchange Ratio by the following fraction: (A) the numerator shall be equal to (i) the Ceiling Price plus (ii) 50% of the excess of the Average Stock Price over the Ceiling Price, and (B) the denominator shall be the Average Stock Price. Notwithstanding anything herein to the contrary, the minimum number of shares of Purchaser Common Stock issuable in connection with the Merger shall be 2,000,000 (less the number of shares of Purchaser Common Stock that may be issued upon the exercise of Company Options assumed by Purchaser pursuant to Section
         1.11 hereof) , and the Exchange Ratio shall not be adjusted below a level that would provide for the issuance of less than such number of shares. An example of the calculation of the adjustment to the Exchange Ratio is set forth on Exhibit A hereto.

                           (ii) In the event the Average Stock Price is less than $10 per share, the Company shall have the right, in its sole discretion, to terminate this Agreement pursuant to Section 7.1(c)(3) hereof; provided, however, that there shall be no adjustment to the Exchange Ratio if the Average Stock Price is less than $10 per share and Company does not exercise its right to terminate this Agreement pursuant to Section 7.1(c)(3).

                           (iii) For purposes of this Agreement, the term "Average Stock Price" means the average of the Daily Per Share Prices (as hereinafter defined) for the ten (10) consecutive trading days ending on the day immediately prior to the Closing Date. For purposes of this Agreement, the term "Daily Per Share Price" for any trading day means the closing prices on the Nasdaq Small Cap Market System of Purchaser Common Stock (as reported in the Wall Street Journal) for that day.

                  (c) In addition to any adjustment set forth above, the Exchange Ratio shall be appropriately adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Purchaser Common Stock), reorganization, recapitalization or other like change with respect to Purchaser Common Stock occurring after the date hereof and prior to the Effective Time.

                  (d) At the Effective Time, each share of common stock of Newco issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation. Each stock certificate of Newco evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of Surviving Corporation.

                  (e) Each share of Company Common Stock held in the treasury of Company immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, shall cease to be outstanding, be canceled and retired without payment of any consideration therefor and cease to exist.

                  (f) Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and which are held by Stockholders who shall have not voted in favor of the Merger and who shall have demanded properly in writing payment of the fair market value of such shares of Company capital stock in accordance with Chapter 13 of the CGCL (collectively the "Dissenting Shares") shall not be converted into or represent the right to receive shares of Purchaser Common Stock as provided hereunder. Such Stockholders shall be entitled to receive payment of the fair market value of such shares of Company Common Stock held by them in accordance with the provisions of such Chapter 13, except that all Dissenting Shares held by Stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares under such Chapter 13 shall thereupon be deemed to have been converted into and to have become exchangeable for the right to receive Purchaser Common Stock as provided herein, upon surrender, in the manner provided in Section 1.7(g) of the certificate or certificates that formerly evidenced such shares of Company capital stock. The Company shall give Purchaser (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the CGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for payment of fair market value under the CGCL. The Company shall not, except with the prior written consent of Purchaser, make any payment with respect to any such demands or offer to settle or settle any such demands.

                  (g) Each Stockholder shall be entitled, upon surrender thereof to the transfer agent for Purchaser Common Stock, to receive in exchange therefor a certificate or certificates representing the number of whole shares of Purchaser Common Stock into which the Company Common Stock so surrendered shall have been converted as aforesaid, in such denominations and registered in such names as the Stockholder may request. Until so surrendered, each outstanding certificate that prior to the Effective Time represented Company Common Stock shall be deemed from and after the Effective Time to evidence the right to receive that number of full shares of Purchaser Common Stock into which such Company Common Stock shall have been converted pursuant to this Section. Unless and until any such outstanding certificates shall be surrendered, no dividends or other distributions payable to the holders of Purchaser Common Stock, as of any time on or after the Effective Time, shall be paid to the holders of such outstanding certificates which prior to the Effective Time represented Company Common Stock; provided, however, that upon surrender and exchange of such outstanding certificates, there shall be paid to the record holders of the certificates issued and exchanged therefor the amount, without interest thereon, of dividends and other distributions, if any, that theretofore were declared and became payable since the Effective Time with respect to the number of full shares of Purchaser Common Stock issued to such holders. The Purchaser shall use commercially reasonable efforts to promptly make available to its transfer agent the shares of Purchaser Common Stock issuable to the Stockholders hereunder in exchange for shares of Company Common Stock (less amounts of Purchaser Common Stock deposited into escrow pursuant to Section 1.8 hereof).

                  (h) If any certificate for shares of Purchaser Common Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall have paid to Purchaser or its transfer agent any transfer or other taxes required by reason of the issuance of a certificate for shares of Purchaser Common Stock in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Purchaser or its transfer agent that such tax has been paid or is not payable.

                  (i) No fraction of a share of Purchaser Common Stock shall be issued, but in lieu thereof, each Stockholder who would otherwise be entitled to a fraction of a share of Purchaser Common Stock shall, upon surrender of the shares of Company Common Stock to the transfer agent for Purchaser, be paid an amount in cash (without interest) equal to the value of such fraction of a share based upon the Average Stock Price.

                  (j) All shares of Purchaser Common Stock into which the Company Common Stock shall have been converted pursuant to this Section shall be issued in full satisfaction of all rights pertaining to such converted Company Common Stock.

         Section 1.8 ESCROW.

                  (a) Notwithstanding anything in Section 1.7 to the contrary, pursuant to the terms of an escrow agreement, in the form attached hereto as Exhibit B-1 (the "General Liability Escrow Agreement"), Purchaser shall deposit into an escrow account, until the expiration of the Survival Period (as hereinafter defined), ten percent (10%) of the Adjusted Aggregate Merger Consideration (as defined in Section 10.13) ("General Liability Escrow Shares"). The portion of the General Liability Escrow Shares contributed into such escrow fund on behalf of each Stockholder shall be in proportion to the aggregate number of shares of Purchaser Common Stock which such Stockholder would otherwise be entitled to receive under Section 1.7 hereof without regard to this
Section 1.8(a). To the extent that the number of General Liability Escrow Shares are reduced hereunder, such shares shall be deemed retained by Purchaser, and on the expiration of the Survival Period (unless there is a dispute regarding such shares as addressed in the General Liability Escrow Agreement), the escrow agent shall return such shares to Purchaser, together with appropriate supporting documentation. On the expiration of the Survival Period (unless there is a dispute regarding such shares as addressed in the General Liability Escrow Agreement), the escrow agent shall deliver any remaining General Liability Escrow Shares, as adjusted pursuant hereto, to the Stockholders' Representative (as defined in Section 1.11), together with appropriate supporting documentation. The number of General Liability Escrow Shares hereunder shall be reduced by (i) any Balance Sheet Adjustment Shares (as defined in Section 1.9),
(ii) any Expense Adjustment Shares (as defined in Section 1.10), and (iii) an amount equal to any other liability of the Company and/or the Stockholders to Purchaser and/or the Surviving Corporation hereunder divided by the Average Stock Price. Any reduction to the number of General Liability Escrow Shares shall be deducted proportionately from the Stockholders based on the number of shares deposited on behalf of each such Stockholder as compared to the aggregate number of shares held in such escrow account.

                  (b) Notwithstanding anything in Section 1.7 to the contrary, pursuant to the terms of an escrow agreement, in the form attached hereto as Exhibit B-2 (the "Specific Liability Escrow Agreement"), Purchaser shall deposit into an escrow account a number of shares of Purchaser

Common Stock equal to 150,000 multiplied by the Exchange Ratio ("Specific Liability Escrow Shares"), which shall be held to satisfy any liability which may arise due to the specific liability described in Section 2.2 of the Company's Disclosure Schedule (the "Specific Liability"). The portion of the Specific Liability Escrow Shares contributed into such escrow fund on behalf of each Stockholder shall be in proportion to the aggregate number of shares of Purchaser Common Stock which such Stockholder would otherwise be entitled to receive under Section 1.7 hereof without regard to this Section 1.8(b). The Specific Liability Escrow Shares shall be held in the escrow account until the earlier to occur of (i) a court of competent jurisdiction shall have found the Company or Purchaser liable with respect to the Specific Liability and shall have ordered that all or a portion of Specific Liability Escrow Shares be distributed to satisfy such liability, (ii) the Specific Liability shall have been resolved and settled in the form of a written agreement, in form and substance reasonably acceptable to Purchaser and the Stockholders' Representative, which shall include a full and final release of Purchaser, the Company and their affiliates, or (iii) Purchaser receives the written opinion of counsel to the Stockholders, in form and substance reasonably acceptable to Purchaser, that all applicable statutes of limitations with respect to the Specific Liability have expired and that no person may bring a valid claim against Purchaser, the Company or their affiliates with respect to such Specific Liability (each, a "Resolution Event"). To the extent that all or a portion of the Specific Liability Escrow Shares are required to be distributed to a third party upon a Resolution Event, such shares shall be distributed to such third party pursuant to the mutual written instructions from Purchaser and the Stockholders' Representative, which instructions shall be delivered to the escrow agent promptly after such Resolution Event. Conversely, to the extent that all or a portion of the Specific Liability Escrow Shares are not required to be distributed to a third party upon a Resolution Event, such shares shall be distributed to the Stockholders pursuant to the mutual written instructions from Purchaser and the Stockholders' Representative, which instructions shall be delivered to the escrow agent promptly after such Resolution Event. Any reduction to the number of Specific Liability Escrow Shares shall be deducted proportionately from the Stockholders based on the number of shares deposited on behalf of each such Stockholder as compared to the aggregate number of shares held in the escrow account.

         Section 1.9 BALANCE SHEET ADJUSTMENT.

                  (a) To the extent that (i) there is a net decrease in net working capital and/or retained earnings, and/or a net increase in long-term indebtedness, of the Company from the Balance Sheet Date (as defined in Section 2.7) through the Effective Time, and (ii) the aggregate amount of such net decreases in net working capital and/or retained earnings, and/or net increase in long-term indebtedness (collectively, the "Balance Sheet Adjustment"), exceeds $100,000, then the aggregate number of shares of Purchaser Common Stock to be received by the Stockholders shall be decreased by an amount equal to the Balance Sheet Adjustment (without consideration of the $100,000 threshold) divided by the Average Stock Price ("Balance Sheet Adjustment Shares"). Notwithstanding anything in the preceding sentence to the contrary, for purposes of calculating the Balance Sheet Adjustment, any net increase in net working capital may be used to offset a net increase in long-term indebtedness, and any net decrease in long-term indebtedness may be used to offset a net decrease in net working capital. There shall be no upward adjustment to the number of shares of Purchaser Common Stock based on this
Section 1.9. For purposes of this Section 1.9, the terms "net working capital", "retained earnings" and "long-term indebtedness" shall be defined in accordance with GAAP, and shall be based on the balance sheet of the Company as of the Effective Time (the "Effective Date Balance Sheet"), prepared as provided below.

                  (b) As promptly as practicable, but not more than ninety (90) days, after the Effective Time, Surviving Corporation shall cause to be prepared and delivered to the Stockholders' Representative (as hereinafter defined) the Effective Date Balance Sheet. The Effective Date Balance Sheet shall be prepared in accordance with generally accepted accounting principles consistently applied, and consistent with the standards and practices applied by the Company to prepare its February 28, 1999 audited financial statements, by Surviving Corporation. Such Effective Date Balance Sheet shall exclude all Company Expenses (as hereinafter defined). Surviving Corporation shall provide the Stockholders' Representative and his accountants, attorneys and advisors with access to copies of all work papers and other relevant documents to Stockholders' Representative. The Stockholders' Representative shall have a period of thirty (30) days after delivery to him of the Effective Date Balance Sheet, and related work papers and documents, to review such documents and to make objections he may have in writing to Surviving Corporation. If written objections to the Effective Date Balance Sheet are delivered to the Surviving Corporation within such thirty (30) day period, then Surviving Corporation and the Stockholders' Representative shall use reasonable efforts to resolve the matter or matters in dispute. If no written objections are made within the time period provided above, the Effective Date Balance Sheet shall be deemed accepted by the Stockholders and shall be final and binding.

                  (c) If disputes with respect to the Effective Date Balance Sheet cannot be resolved by Surviving Corporation and the Stockholders' Representative within thirty (30) days after the delivery of the objections to the Effective Date Balance Sheet, then the specific matters in dispute shall be submitted to such independent accounting firm as may be approved by Surviving Corporation and the Stockholders' Representative, which firm shall render its opinion only as to such matters. Based on such opinion, that accounting firm will send to Surviving Corporation and the Stockholders' Representative its determination on the specific matters in dispute, and its calculation of the Balance Sheet Adjustment, which determination shall be final and binding on the parties. The fees and expenses of the independent accounting firm appointed hereunder shall be borne 50% by the Surviving Corporation and 50% by the Stockholders.

         Section 1.10 EXPENSES; ADJUSTMENT. In the event that the Merger is not consummated and this Agreement is terminated pursuant to Article VII hereof, each party will bear its own costs and expenses incurred in connection with the transactions contemplated hereby (including, without limitation, all legal, accounting and advisory fees). If, however, the Merger is consummated, Purchaser will bear its own costs and expenses incurred in connection therewith, and the Surviving Corporation will bear such costs and expenses of the Company and the Stockholders ("Company Expenses"). Notwithstanding the foregoing, if the Company Expenses exceed $1,400,000 in the aggregate, then the aggregate number of shares of Purchaser Common Stock to be received by the Stockholders shall be decreased by an amount equal to such excess divided by the Average Stock Price ("Expense Adjustment Shares"). The Expense Adjustment Shares shall be deducted from the Escrow Shares as provided in Section 1.8 above.

         Section 1.11 OPTIONS AND WARRANTS.

                  (a) As of the Effective Time, all options to purchase shares of Company Common Stock issued by the Company pursuant to its stock option plans or otherwise ("Company Options"), whether vested or unvested, shall be assumed by Purchaser. Immediately after the Effective Time, each Company Option outstanding, immediately prior to the Effective Time, shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Company Option at the Effective Time, such number of shares of Purchaser Common Stock as is equal to the number of shares of Company Common Stock subject to the unexercised portion of such Company Option multiplied by the Exchange Ratio (with any fraction resulting from such multiplication to be rounded down to the nearest whole number). The exercise price per share of each such assumed Company Option shall be equal to the exercise price of such Company Option immediately prior to the Effective Time, divided by the Exchange Ratio. The term, exercisability, vesting schedule, status as an "incentive stock option" under Section 422 of the Tax Code, if applicable, and all of the other terms of the Company Options shall otherwise remain unchanged.

                  (b) As soon as practicable after the Effective Time, Purchaser or the Surviving Corporation shall deliver to the holders of Company Options appropriate notices setting forth such holders' rights pursuant to such Company Options, as amended by this Section 1.11, and the agreements evidencing such Options shall continue in effect on the same terms and conditions (subject to the amendments provided for herein).

                  (c) Purchaser shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Purchaser Common Stock for delivery upon exercise of the Company Options assumed in accordance with this
Section 1.11. As soon as practicable after the Effective Time, Purchaser shall file a Registration Statement on Form S-8 (or any successor form) under the Securities Act of 1933 (as amended, the "Securities Act") with respect to all shares of Purchaser Common Stock subject to such Company Options that may be registered on a Form S-8, and shall use its best efforts to maintain the effectiveness of such Registration Statement for so long as such Company Options remain outstanding. In connection with such filing on Form S-8, counsel to Purchaser will issue an opinion that the shares of Purchaser Common Stock, when issued, will be fully paid, validly issued and non-assessable.

                  (d) The Company shall obtain, prior to the Closing, the consent from each holder of a Company Option or an outstanding warrant to purchase shares of Company Common Stock (a "Company Warrant") to the amendment thereof pursuant to this Section 1.11 (unless such consent is not required under the terms of the applicable agreement, instrument or plan).

         Section 1.12 EXEMPTION FROM REGISTRATION; CALIFORNIA PERMIT. The shares of Purchaser Common Stock to be issued in connection with the Merger will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), by reason of Section 3(a)(10) thereof. The shares of Purchaser Common Stock will be qualified under California law, pursuant to Section 25121 thereof, after a fairness hearing has been held pursuant to the authority granted by Section 25142 of such law. Such fairness hearing shall also address the assumption by Purchaser of all Company Options pursuant to Section 1.11 hereof. Each of the Company and Purchaser shall use it best efforts to (i) file (or assist, in the case of the Company) an application for issuance of a California permit to issue such securities and assume such options within three (3) business days from the date of this Agreement and (ii) obtain such permit.

         Section 1.13 STOCKHOLDERS' REPRESENTATIVE. Each Stockholder shall appoint Laird Foshay ("Stockholders' Representative") to act as the agent and attorney-in-fact, with full power and authority to defend, compromise and settle on behalf of all of the Stockholders, in the absolute discretion of the Stockholders' Representative, all matters related to (i) the determination of the Balance Sheet Adjustment Shares and Expense Adjustment Shares, and (ii) all claims for indemnification made by Purchaser, Newco or the Surviving Corporation and each of their affiliates, officers, directors, employees, counsel, agents, successors, assigns, heirs and legal and personal representatives under Article IX of this Agreement. This appointment shall be coupled with an interest and shall be irrevocable and binding in all respects upon the Company and the Stockholders and their successors and assigns, and heirs and devisees.

         Section 1.14 TAKING OF NECESSARY ACTION; FURTHER ACTION. The parties hereto shall take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger, and the transactions contemplated hereby, as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, the Company, Purchaser and Surviving Corporation, as applicable, shall direct their respective officers and directors to take all such lawful and necessary action.

                                   ARTICLE II
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby makes the representations and warranties set forth in this Article II to Purchaser, except as otherwise provided in the disclosure schedule delivered to Purchaser by the Company as of the date hereof (the "Disclosure Schedule").

         Section 2.1 ORGANIZATION AND QUALIFICATION. The Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of California. The Company has no subsidiaries. The Company has all requisite corporate power and authority to carry on its business as now being conducted and to own, lease and operate its properties and assets as now owned, leased or operated. The Company does not own or control any Affiliate (as defined in Section 10.13). True, correct and complete copies of the Articles of Incorporation and Bylaws of the Company, with all amendments thereto through the date of this Agreement, have been delivered by the Company to Purchaser. The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which the properties or assets owned or leased and operated by it or the nature of the business conducted by it make such qualification necessary, except those states or jurisdictions in which failure to be so duly qualified and in good standing would not, individually or in the aggregate, have a Material Adverse Effect. Each such jurisdiction is listed on Schedule 2.1.

         Section 2.2 CAPITALIZATION. As of the date hereof, the authorized capital stock of the Company consists of (i) 5,000,000 shares Company Common Stock, 1,551,301 shares of which are issued and outstanding, (ii) 200,000 shares of Series A Preferred Stock, all of which shares are outstanding, (iii) 571,428 shares of Series B Preferred Stock, 533,333 shares of which are outstanding, and
(iv) 1,086,495 shares of Series C Preferred Stock, all shares of which are outstanding (the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock are collectively referred to herein as the "Company Preferred Stock"). No shares of capital stock are held in treasury. Schedule 2.2 accurately describes the ownership of the Company's capital stock as of the date hereof. Except as set forth on Schedule 2.2, there are no outstanding subscriptions, options, convertible securities, rights, warrants, calls, or other agreements or commitments of any kind issued or granted by, or binding upon, the Company to purchase or otherwise acquire any security of or equity interest in the Company. Except as set forth on Schedule 2.2, there are no outstanding subscriptions, options, convertible securities, rights, warrants, calls, or other agreements or commitments of any kind obligating the Company to issue or the Stockholders to sell any shares of capital stock of the Company, or irrevocable proxies or any agreements restricting the transfer of or otherwise relating to shares of its capital stock of any class. All of the issued and outstanding shares of capital stock of the Company have been duly authorized, validly issued and are fully paid and nonassessable. Except as set forth on
Schedule 2.2, all dividends and other distributions declared prior to the date hereof with respect to the issued and outstanding shares of capital stock of the Company have been paid or distributed. The Company has no equity ownership in any other corporation, association, partnership, trust, joint venture, company or other business entity or organization (whether for-profit or not-for-profit) (the "Other Securities").

         Section 2.3 AUTHORITY. The Company has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby free of claims of any Person. The execution and delivery of this Agreement, the performance of the obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Company's board of directors and the Stockholders, and no further corporate actions or proceedings on the part of the Company or actions on the part of the Stockholders are necessary to authorize the execution and delivery of this Agreement, the performance of the obligations hereunder, or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company, and this Agreement constitutes the legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms.

         Section 2.4 NO VIOLATION. Except as set forth on Schedule 2.4 and any approvals or filings required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), no prior consent, approval or authorization of, or declaration, filing or registration with any party, domestic or foreign, is necessary in connection with the execution and delivery of this Agreement by the Company or the Stockholders, the performance of the obligations hereunder, or the consummation of the transactions contemplated hereby. Except as set forth on
Schedule 2.4, neither the execution, delivery nor performance of this Agreement in its entirety, nor the consummation of all of the transactions contemplated hereby will (i) violate (with or without the giving of notice or the passage of time), any law, order, writ, judgment, injunction, award, decree, rule, statute, ordinance or regulation applicable to the Company, the Stockholders, or any of the capital stock of Company or assets of any of them, (ii) be in conflict with, result in a breach or termination of any provision of, cause the acceleration of the maturity of any debt or obligation pursuant to, constitute a default (or give rise to any right of termination, cancellation or acceleration, with or without the giving of notice or the passage of time) under, or result in the creation of any security interest, lien, charge or other encumbrance upon any property or assets of the Company or the Stockholders pursuant to any terms, conditions or provisions of any contract, note, license, instrument, indenture, mortgage, deed of trust or other agreement or understanding or any other restriction of any kind or character, to which the Company or the Stockholders is a party or by which any of its or their assets or properties are subject or bound, (iii) give rise to any lien, charge or other encumbrance on any of the capital stock of the Company or the assets of the Company, or (iv) conflict with or violate any provision of the Certificate of Incorporation or Bylaws of the Company except, in the case of clause (ii) above, for such conflicts which would not, individually or in the aggregate, have a Material Adverse Effect or prevent or delay the consummation of the transactions contemplated hereby. Except as set forth on Schedule 2.4, there are no proceedings pending or threatened, against the Company, the Stockholders, or the assets of Company, at law or in equity or before or by any foreign, federal, state, municipal or other governmental court, department, commission, board, bureau, agency, instrumentality or other Person which may result in liability to Purchaser upon the consummation of the transactions contemplated hereby or which would prevent or delay such consummation. Except as set forth on Schedule 2.4, the corporate existence, business organization, and assets, including but not limited to the licenses, permits, authorizations and contracts, of the Company will not be terminated or materially impaired by reason of the execution, delivery or performance of this Agreement or consummation of the transactions contemplated hereby.

         Section 2.5 FINANCIAL STATEMENTS. The Company has provided Purchaser with true and complete copies of the audited balance sheets of the Company as of June 30, 1998 and 1997, and February 28, 1999, and the related statements of income for the years ended June 30, 1998 and 1997, and the eight months ended February 28, 1999. The Company has provided or will provide

Purchaser with the Company's unaudited balance sheets and the related statements of income, for each monthly period ending after June 30, 1998 and prior to the Closing. All of the foregoing balance sheets and the related statements of income of the Company are collectively referred to as the "Company's Financial Statements." The accounting records underlying the Company's Financial Statements accurately and fairly reflect or will reflect, as the case may be, in all respects the transactions of the Company. Except as otherwise disclosed to Purchaser in writing and except for normal year-end and recurring year-end adjustments, and taking into account the absence of footnotes required by GAAP on any unaudited and interim period Company Financial Statements, the Company has or will have, as the case may be, no liabilities or obligations of a type which should be included in or reflected on the Company's Financial Statements if prepared in accordance with generally accepted accounting principles on a consistent basis with prior periods ("GAAP"), whether related to tax or non-tax matters, accrued or contingent, due or not yet due, liquidated or unliquidated, or otherwise, except as and to the extent disclosed or reflected in the Schedule 2.5.

         Section 2.6 BOOKS AND RECORDS. The books of account, minute books, stock record books and other records of the Company, all of which have been or will be made available to Purchaser, are complete and correct in all material respects and have been maintained in accordance with sound business practices, including, but not limited to, the maintenance of an adequate system of internal controls. The minute books of the Company are accurate and complete in all material respects. At the Closing, the Company will have delivered to Purchaser all of those books and records.

         Section 2.7 ABSENCE OF CERTAIN CHANGES. Except as and to the extent set forth on Schedule 2.7, since February 28, 1999 (the "Balance Sheet Date") the Company has not:

                  (a) made any amendment to its Articles of Incorporation or Bylaws or changed the character of its business in any manner;

                  (b) suffered any Material Adverse Effect (as defined in
Section 10.13) or any event, condition or contingency that will result in a Material Adverse Effect;

                  (c) entered into any agreement, commitment or transaction except in the ordinary course of business;

                  (d) except in the ordinary course of business, incurred, assumed or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or Liabilities;

                  (e) increased the Long Term Debt (as defined in Section
10.13);

                  (f) permitted or allowed any of its Properties (as defined in Section 10.13) or assets to be subject to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind (other than statutory liens not yet delinquent);

                  (g) except in the ordinary course of business, canceled any debts, waived any claims or rights, or sold, transferred, or otherwise disposed of any of its Properties or assets;

                  (h) disposed of or permitted to lapse any rights to the use of any Intellectual Property (as defined in Section 2.19), or disposed of or disclosed to any Person other than its employees or agents, any trade secret not theretofore a matter of public knowledge;

                  (i) granted any increase in compensation or paid or agreed to pay or accrue any bonus, percentage compensation, service award, severance payment or like benefit to or for the credit of any director, officer, employee or agent, or entered into any employment or consulting contract or other agreement with any director, officer or employee or adopted, amended or terminated any Benefit Plans (as defined in Section 2.14(a));

                  (j) directly or indirectly declared, set aside or paid any dividend or made any distribution with respect to its capital stock or redeemed, purchased or otherwise acquired, or arranged for the redemption, purchase or acquisition of, any shares of its capital stock or other of its securities;

                  (k) organized or acquired any capital stock or other equity securities or acquired any equity or ownership interest in any Person;

                  (l) issued, reserved for issuance, granted, sold or authorized the issuance of any shares of its capital stock or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance or sale of or conversion into shares of its capital stock or authorized a stock split or otherwise changed its capitalization in any manner, except as contemplated in Section 5.9 and Section 5.10 hereof;

                  (m) made any or acquiesced with any change in any accounting methods, principles or practices;

                  (n) experienced any material adverse change in relations with any customer or client described on Schedule 2.10;

                  (o) entered into any transaction, or entered into, modified or amended any Contract (as defined in Section 2.16) or commitment, other than in the ordinary course of business; or

                  (p) agreed, whether in writing or otherwise, to take any action the performance of which would change the representations contained in this Section 2.7 in the future so that any such representation would not be true in all respects as of the Closing.

         Section 2.8 ABSENCE OF UNDISCLOSED LIABILITIES. Except as and to the extent (i) fully reflected or reserved against on the Company's Financial Statements, including the notes thereto, (ii) set forth on Schedule 2.8, or
(iii) incurred in the ordinary course of business of the Company since the Balance Sheet Date consistent with past practices, the Company does not have any Liabilities, and to the knowledge of the Company, there is no reasonable basis for any assertion against the Company of any Liabilities, including without limitation any Liabilities resulting from failure to comply with any Legal Requirement (as defined in Section 10.13) applicable to the Company or any tax liabilities due or to become due and whether incurred in respect of or measured by the income or sales of the Company for any period, or arising out of any transaction entered into or any state of facts existing, on or before the Effective Time.

         Section 2.9 RECEIVABLES. All trade accounts and notes receivable of the Company that are reflected in the Company's Financial Statements and all trade accounts and notes receivable of the Company as of the Closing Date represent or will represent valid obligations arising from sales actually made in the ordinary course of business, and are collectible net of any reserve shown of the Company's Financial Statements and any reserve as of the Closing Date.

         Section 2.10 SUPPLIERS AND CUSTOMERS.

                  (a) Schedule 2.10(a) sets forth a true and complete list of the ten largest suppliers of the Company, taken as a whole, for the twelve-month period ending with the Balance Sheet Date and the percentage of the Company's gross purchases for such period accounted for by each such supplier, and the termination dates of any contracts with such suppliers. Since the Balance Sheet Date, no supplier listed on Schedule 2.10(a) has stopped or materially decreased, or has given notice or any indication to the Company that it will stop or materially decrease, the rate of business conducted with the Company.

                  (b) Schedule 2.10(b) sets forth a true and complete list of the 25 largest customers of the Company, taken as a whole, for the twelve-month period ending with the Balance Sheet Date and the percentage of the Company's gross sales for such period accounted for by each such customer. Except as set forth on Schedule 2.10(b), since the Balance Sheet Date, no customer listed on
Schedule 2.10(b) has stopped or materially decreased, or has given notice or any indication to the Company that it will stop or materially decrease, the rate of business done with the Company.

         Section 2.11 COMPANY'S INDEBTEDNESS. The Company has delivered to Purchaser true and complete copies of all loan documents (the "Company Loan Documents") related to any indebtedness of the Company (the "Company's Indebtedness"), and made available to Purchaser all correspondence concerning the status of the Company's Indebtedness.

         Section 2.12 LITIGATION. Except as set forth on Schedule 2.12, there are no actions, suits, claims, investigations, reviews or other proceedings pending or, to the knowledge of the Company and the Stockholders, threatened against the Company or involving any of its properties or assets, at law or in equity or before or by any foreign, federal, state, municipal, or other governmental court, department, commission, board, bureau, agency, Governmental Authority (as defined in Section 10.13), or other instrumentality or Person or any board of arbitration or similar entity (a "Proceeding"). The Company or the Stockholders will notify Purchaser immediately in writing of any Proceeding initiated against the Company.

         Section 2.13 TAX MATTERS. The Company has duly filed on a timely basis all Tax Returns (as hereinafter defined in Section 10.13) and statements required to be filed with any Governmental Authority with taxing power over it or its assets (the "Filed Returns"). Except as otherwise disclosed to Purchaser in writing, all such Filed Returns were correct and complete in all respects. Except as otherwise disclosed to Purchaser in writing, the Company has paid, or has established adequate reserves for the payment of, all federal income taxes, state, foreign and local income taxes, and all franchise, property, sales, employment, or other taxes or levies of any nature, whether federal, state, local or foreign and all related governmental charges and any interest or penalties payable in connection with the payment of any of the foregoing (collectively, "Taxes"), required to be paid (whether or not shown on any Filed Return) with respect to the periods covered by the Filed Returns. The Company currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no security interests on any assets of the Company that arose in connection with any failure (or alleged failure) to pay any tax. With respect to the periods ending on or before the Effective Time for which returns have not yet been filed, the Company has established and will establish adequate reserves, clearly and sufficiently reflected on the Company's Financial Statements, for the payment of all Taxes. Except as set forth on
Schedule 2.13, the Company has no direct or indirect liability for the payment of any Taxes in excess of amounts paid or reserves established. The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. Neither the Company nor any director or officer (or employee responsible for Tax matters) of the Company expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any tax liability of the Company either (a) claimed or raised by any authority in writing or (b) as to which the Company and the directors and officers (and employees responsible for Tax matters) of the Company has knowledge based upon personal contact with any agent of such authority. Company has listed on Schedule 2.13 all federal, state, local and foreign income Tax Returns filed with respect to the Company for taxable periods ended on or after June 30, 1995. Schedule 2.13 indicates those Tax Returns that have been audited, and indicates those Tax Returns that are currently the subject of audit. The Company has delivered to Purchaser correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company since June 30, 1995. Except as set forth on Schedule 2.13, the Company has not waived any statute of limitations in respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. The Company has not filed a consent under Tax Code Section 341(f) concerning collapsible corporations. The Company has not made any payments, is not obligated to make any payments and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Tax Code ss.280G. The Company has not been a United States real property holding corporation within the meaning of Tax Code Section 897(c)(2) during the applicable period specified in Tax Code Section 897(c)(1)(A)(ii). The Company is not a member of an affiliated group filing a consolidated federal income Tax Return and has no liability for the Taxes of any Person under Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise. Except as set forth in
Schedule 2.13, the Company is not a party to any Tax allocation or sharing agreement. The Company has not filed any Forms 1139 (Application for Tentative Refund). No sales, use, income, franchise or other transfer tax of any type whatsoever is required to be paid by Purchaser or the Company with respect to the transfer of the stock provided herein.

         Section 2.14 EMPLOYEE BENEFIT PLANS. The following are true and correct:

                  (a) With respect to any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other material plan, policy, program, arrangement or understanding (whether or not legally binding), including "employee pension benefit plans" (as defined in
Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "Pension Plans"), "employee welfare benefit plans" (as defined in Section (3)(1) of ERISA) (sometimes referred herein as "Welfare Plan") (collectively, "Plans") providing benefits to any current or former employee, officer or director of the Company that are in effect on the date hereof, and all Plans currently maintained, or contributed to, or required to be maintained or contributed to, by the Company or any other person or entity that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Tax Code or Section 4001(a)(14) or 4001(b) of ERISA (each a "Commonly Controlled Entity") (including each Pension Plan that the Company or any Commonly Controlled Entity that is, or within the last six years was, subject to Title IV of ERISA and for which the Company could have material liability) (all of the foregoing such plans being herein referred to as "Benefit Plans"), the Company has delivered, or caused to be delivered, to Purchaser true, complete and correct copies of (i) each Benefit Plan, (ii) annual reports (Forms 5500) and all schedules thereto filed with the Internal Revenue Service with respect to each Benefit Plan for the past five years (if any such report was required), (iii) the most recent summary plan description for each Benefit Plan for which such summary plan description is required, (iv) each trust agreement, group annuity contract, investment management agreement, and any other insurance contract or funding arrangement relating to any Benefit Plan; (v) the most recent actuarial report or valuation relating to a Benefit Plan subject to Title IV of ERISA; and (vi) a list of the Benefit Plans and the amount of any liability of the Company for contributions more than 30 days past due with respect to each as of the date hereof and as of the end of any subsequent month ending prior to the Closing.

                  (b) Neither the Company nor any Commonly Controlled Entity nor any entity that has ever been a Commonly Controlled Entity has ever maintained any Pension Plan or any funded Welfare Plan.

                  (c) No Welfare Plan provides for continuing benefits or coverage for any participant, beneficiary or former employee after such participant's or former employee's termination of employment except as may be required by Section 4980B of the Tax Code and Sections 601-608 of ERISA.

                  (d) Unless otherwise listed in Schedule 2.14(d), each Benefit Plan has been administered in accordance with its terms. All of the Benefit Plans and any related funding instruments comply, and have complied in the past, both as to form and operation in all material respects (including, but not limited to applicable reporting and disclosure requirements) with the provisions of ERISA, the Tax Code and with all other applicable laws, rules and regulations.

                  (e) Neither the Company nor any Commonly Controlled Entity, nor any plan fiduciary of any Benefit Plan or, to the best knowledge of the Company and the Stockholders, any other party in interest of any Benefit Plan, has engaged in any transaction in violation of Section 406 of ERISA (for which transaction no exemption exists under Section 408 of ERISA) or in any "prohibited transaction" as defined in Section 4975(c)(1) of the Tax Code (for which no exemption exists under Section 4975(c)(2) or 4975(d) of the Tax Code) or engaged in any other breach of fiduciary responsibility that could subject the Company or any officer of the Company to tax or penalty under ERISA, the Tax Code or other applicable law.

                  (f) Neither the Company nor any Commonly Controlled Entity has ever maintained or contributed to, or has participated in or agreed to participate in, a multi-employer plan (as defined in Section 3(37) of ERISA), and neither Company nor any Commonly Controlled Entity could have any liability under a multi-employer plan.

                  (g) Except as set forth on Schedule 2.14(g), there are no claims pending with respect to, or under, any Benefit Plan other than routine claims for plan benefits, and there are no disputes or litigation pending or threatened with respect to any such plans, and no such claim, dispute or litigation appears reasonably likely to arise to Company.

                  (h) Except as set forth on Schedule 2.14(h), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment to be made by the Company, Purchaser, as successor to the Company, or any Commonly Controlled Entity (including, without limitation, severance, unemployment compensation, golden parachute (defined in Section 280G of the Tax Code), or otherwise) becoming due to any employee, or (ii) increase or vest any benefits otherwise payable under any Benefit Plan.

                  (i) With respect to any Benefit Plan that is a Welfare Plan
(i) no such Benefit Plan is funded through a "welfare benefit fund," as such term is defined in Section 419(e) of the Tax Code, (ii) each such Benefit Plan that is a "group health plan," as such term is defined in Section 5000(b)(1) of the Tax Code, complies in all material respects with the applicable requirements of Section 4980B of the Tax Code and Sections 601-609 of ERISA, and (iii) each such Benefit Plan may be amended or terminated without any liability to the Company on or at any time after the consummation of this Agreement.

                  (j) Except as set forth on Schedule 2.14(j) or as required by applicable law, since June 30, 1996 there has not been any adoption of amendment in any material respect of any Benefit Plan. Except as disclosed on Schedule 2.14(j), there exist no employment, consulting, severance, termination or indemnification agreements, material arrangements or understandings between the Company and any current or former employee, officer or director of the Company.

                  (k) Except as set forth on Schedule 2.14(k), any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G- 1) under any employment, severance or termination agreement, other compensation arrangement or Benefit Plan currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Tax Code).

         Section 2.15 EMPLOYMENT MATTERS. Except as set forth on Schedule 2.15, the Company is not a party to any oral or written contracts or agreements granting benefits or rights to any employees or any collective bargaining agreement or to any conciliation agreement with the Department of Labor, the Equal Employment Opportunity Commission or any federal, state or local agency which requires equal employment opportunities or affirmative action in employment. There are no unfair labor practice complaints pending against the Company before the National Labor Relations Board and no similar claims pending before any similar state, local or foreign agency. There is no activity or proceeding of any labor organization (or representative thereof) or employee group to organize any employees of the Company, nor any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any such employees. The Company is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and the Company is not engaged in any unfair labor practice. The Company has no knowledge that any employee currently intends to terminate his or her employment with the Company and/or the Surviving Corporation following the consummation of the Merger.

         Section 2.16 LEASES, CONTRACTS AND AGREEMENTS. Schedule 2.16 sets forth an accurate and complete description of all leases, subleases, licenses, commitments, contracts and agreements (whether written or oral, and whether or not legally binding or enforceable) to which the Company is a party or by which the Company is bound each of which obligates or may obligate the Company for an amount in excess of $25,000 over the entire term of any such agreement or contract, or related agreements or contracts of a similar nature which in the aggregate obligate or may obligate the Company in the aggregate for an amount in excess of $25,000 over the entire term of such related agreements or contracts (the "Contracts"). Such Schedule provides reasonably complete details concerning such Contracts, identifying among other things, the parties to the Contract, the nature of the Contract, and the amount of the remaining commitment of the Company thereunder. The

Company has delivered to Purchaser true and correct copies of all Contracts. All of the Contracts are legal, valid and binding obligations of the Company, and, to the knowledge of the Company, the other parties to the Contracts, enforceable in accordance with their terms, and are in full force and effect. Except as set forth on Schedule 2.16, all rent and other payments by the Company under the Contracts are current, there are no existing defaults by the Company under the Contracts, and no termination, condition or other event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default or a basis for force majeure or other claim of excusable delay or non-performance thereunder. The terms and conditions of all such contracts, agreements, or commitments are reasonable and customary in the industries and trades in which the Company operates, and there are no extraordinary terms contained therein. There are no renegotiations of, or to the knowledge of the Company, attempts to renegotiate, or outstanding rights to renegotiate, any amounts paid or payable to the Company under current or completed Contracts with any Person having the contractual or statutory right to demand or require such renegotiation, and no such Person has delivered written demand for such renegotiation. The Company has good and marketable leasehold interest in each parcel of real property leased by it free and clear of all mortgages, pledges, liens, encumbrances and security interests.

         Section 2.17 COMPLIANCE WITH LAWS.

                  (a) Except as set forth on Schedule 2.17, the Company is not in material default with respect to or in violation (and has not been in material violation of during the five-year period prior to the date hereof) of
(i) any judgment, order, writ, injunction or decree of any court or (ii) any Legal Requirement of any Governmental Authority. The consummation of the transactions contemplated by this Agreement will not constitute such a material default or violation as to the Company. The Company has all permits, licenses, and franchises from Governmental Authorities required to conduct its business as are now being conducted, and except as set forth on Schedule 2.17, the consummation of the transactions contemplated by this Agreement will not constitute a material violation of any permit, license or franchise from a Governmental Authority, and except as set forth on Schedule 2.17, after the consummation of the transactions contemplated by this Agreement, Purchaser will have exactly the same rights as the Company had prior to the consummation of the transactions contemplated by this Agreement in such permits, licenses or franchises from a Governmental Authority without impairment or change of any kind.

                  (b) Set forth on Schedule 2.17 are all the Governmental Authorizations held by the Company on the date hereof, which constitute all of the Governmental Authorizations necessary to permit the Company to own, operate, use, and maintain its assets in the manner in which they are now operated and maintained and to conduct its business as now being conducted. All required filings with respect to such Governmental Authorizations have been timely made and all required applications for renewal thereof have been timely filed. All such Governmental Authorizations are in full force and effect and there are no proceedings pending or, to the knowledge of the Company, threatened that seek the revocation, cancellation, suspension, or adverse modification thereof.

         Section 2.18 INSURANCE.

                  (a) Schedule 2.18 contains an accurate and complete description of all policies of property, fire and casualty, product liability, workers' compensation, liability and other forms of insurance owned or held by the Company and, except as set forth on Schedule 2.18, the Company has had similar insurance in force for at least the last five years. Such description provides reasonably complete details concerning such policies, identifying among other things, (i) the issuer of each such policy, (ii) the amount of coverage still available and outstanding under each such policy, (iii) whether each such policy is a "claims made" or an "occurrences" policy, and (iv) any retrospective premium adjustments of which the Company has knowledge. True and complete copies of such policies have been delivered to Purchaser

                  (b) Except as set forth on Schedule 2.18, all policies described in paragraph (a) hereof (i) are issued by insurance companies reasonably believed by the Company to be financially sound and reputable, (ii) are sufficient for compliance with all Legal Requirements and all Contracts or applicable agreements to which the Company is a party or by which it is bound,
(iii) are valid, outstanding, and enforceable policies, (iv) provide adequate insurance coverage for the assets and the operations of the Company for all risks normally insured against by an entity carrying on the same business or businesses as the Company, and (iv) will not in any way be affected by, terminate, or lapse by reason of, the transactions contemplated by this Agreement

                  (c) Except as set forth on Schedule 2.18, the Company has not received (i) any notice of cancellation of any policy described in paragraph (a) hereof or refusal of coverage thereunder, (ii) any notice that any issuer of such policy has filed for protection under applicable bankruptcy or other insolvency laws or is otherwise in the process of liquidating or has been liquidated, or (iii) any other indication that such policies are no longer in full force or effect or that the issuer of any such policy is no longer willing or able to perform its obligations thereunder.

         Section 2.19 INTELLECTUAL PROPERTY.

                  (a) The Company owns or has the right to use all Intellectual Property (as defined below) necessary (i) to use, manufacture, market and distribute the products manufactured, marketed, sold or licensed, and to provide the services provided, by the Company to other parties (together, the "Customer Deliverables" or (ii) to operate the Company's internal systems that are material to the business or operations of the Company, including, without limitation, computer hardware systems, software applications, firmware, and embedded systems (the "Internal Systems"; the Intellectual Property owned by or licensed to the Company and incorporated in or underlying the Customer Deliverables or the Internal Systems is referred to herein as the "Company Intellectual Property"). Each item of Company Intellectual Property will be owned or available for use by the Surviving Corporation on substantially identical terms and conditions immediately following the Closing. The Company has taken all reasonable measures to protect the proprietary nature of each item of Company Intellectual Property, and to maintain in confidence all trade secrets and confidential information, that it owns or uses. To the knowledge of the Company, (a) no other person or entity has any rights to any of the Company Intellectual Property owned by the Company (except pursuant to agreements or licenses specified in Schedule 2.19, and (b) no other person or entity is infringing, violating or misappropriating any of the Company Intellectual Property. For purposes of this Agreement, "Intellectual Property" means all forms of industrial or intellectual property and technology, including (i) patents and patent applications, (ii) copyrights and registrations thereof, (iii) mark works and registrations and applications for registration thereof, (iv) computer software, data and documentation, (v) inventions, discoveries, trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know-how, show-how, manufacturing and production processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (vi) trademarks, service marks, design marks, trade names, trade dress, Internet domain names and any applications or registrations therefor, together with the associated goodwill of each, and (vii) other proprietary rights relating to any of the foregoing. Schedule 2.19 lists each patent, patent application, copyright registration or application therefor, mark work registration or application therefor, and trademark, service mark and domain name registration or application therefor of the Company.

                  (b) None of the Customer Deliverables, or the marketing, distribution, provision or use thereof, infringes or violates, or constitutes a misappropriation of, any United States Intellectual Property rights of any person or entity; provided that the representation in this sentence, insofar as it relates to Intellectual Property rights that may accrue to another party as a result of the issuance of a patent pursuant to a patent application currently on file or filed prior to the Closing, shall be limited to the knowledge of the Company. To the knowledge of the Company, none of the Internal Systems, or the use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity. Schedule 2.19 lists any complaint, claim or notice, or written threat thereof, received by the Company alleging any infringement, violation or misappropriation, or otherwise challenging the right of the Company to own, use or license others; and the Company has made available to the Purchaser complete and accurate copies of all written documentation in the possession of the Company relating to any such complaint, claim, notice or threat.

                  (c) Schedule 2.19 identifies each license or other agreement (or type of license or other agreement) pursuant to which the Company has licensed, authorized, permitted, distributed or otherwise granted any rights to any third party with respect to, any Customer Deliverables or Company Intellectual Property.

                  (d) Schedule 2.19 identifies each item of Company Intellectual Property that is owned by a party other than the Company, and the license or agreement pursuant to which the Company uses it (excluding off-the-shelf software programs licensed by the Company pursuant to "shrink wrap" licenses).

                  (e) The Company has not disclosed the source code for any of the software owned by the Company and incorporated in any Customer Deliverables or Internal Systems (the "Software") or other confidential information constituting, embodied in or pertaining to the Software to any person or entity, except pursuant to the agreements listed on Schedule 2.19, and the Company has taken reasonable measure to prevent disclosure of such source code.

                  (f) All of the copyrightable materials incorporated in or bundled with the Customer Deliverables have been created by employees of the Company within the scope of their employment by the Company or by independent contractors of the Company who have executed written agreements expressly assigning all right, title and interest in such copyrightable materials to the Company. No portion of such copyrightable materials was jointly developed with any third party.

                  (g) Schedule 2.19 sets forth a list of all Internet domain names used by the Company in respective business (collectively, the "Domain Names"). The Company has, and after the Effective Time the Surviving Corporation will have, a valid registration and all material rights (free of any material restriction) in and to the Domain names, including without limitation all rights necessary to continue to conduct the Company's business as it is currently conducted.

                  (h) Each hardware, software and firmware product used, licensed or distributed by the Company in its business (collectively, the "Information Technology") will accurately process date-related data (including, but not limited to, calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries, including, without limitation, leap year calculations, without a decrease in the functionality of the Information Technology. The Information Technology is designed to be used prior to, during and after the calendar year 2000 A.D. and will operate during each such time period without error relating to date-related data, specifically including any error relating to, or the product of, date-related data which represents or references different centuries or more than one century. Without limiting the generality of the foregoing, the Information Technology (a) will not abnormally end or provide invalid or incorrect results as a result of date-related data, specifically including date data which represents or references different centuries or more than one century, (b) has been designed to ensure Year 2000 compatibility, including, but not limited to, date data century recognition, calculations which accommodate same century and multi- century formulas and date values, and date data interface values that reflect the century, and (c) includes "Year 2000 Capabilities," meaning that the Information Technology (i) will manage and manipulate data involving dates, including single century formulas and multi-century formulas, and will not cause an abnormally ending scenario within the application or general incorrect values or invalid results involving such dates, (ii) provides that all date-related user interface functionalities and data fields include the indication of century, and (iii) provides that all data-related interface functionalities include the indication of century.

         Section 2.20 ENVIRONMENTAL MATTERS. Without in any manner limiting any other representations and warranties set forth in this Agreement and except as set forth in Schedule 2.20:

                  (a) Neither the Company nor its Business Facilities (as hereinafter defined in Section 10.13), is in violation of, or has violated, or has been or is in non-compliance with, any Environmental Laws (as hereinafter defined in Section 10.13) in connection with the ownership, use, maintenance or operation of, or conduct of the business of the Company or any of its Business Facilities.

                  (b) Without in any manner limiting the generality of subparagraph (a) above:

                           (i) Except in compliance with Environmental Laws (including, without limitation, by obtaining necessary Environmental Permits (as hereinafter defined in Section 2.21(b)(iv) below)), since the Company has occupied its Business Facility, no Materials of Environmental Concern (as defined in Section 10.13) have been used, generated, extracted, mined, beneficiated, manufactured, stored, treated, or disposed of, or in any other way released (and no release is threatened), on, under or about any Business Facility or transferred or transported to or from any Business Facility, and to the knowledge of the Company and the Stockholders, no Materials of Environmental Concern have been generated, manufactured, stored or treated or disposed of, or in any other way released (and no release is threatened), on, under, about or from any property adjacent to any current Business Facility;

                           (ii) The Company is not now, and will not be in the future, as a result of the operation or condition of the business of the Company on or prior to the Closing Date, subject to any: (a) contingent liability in connection with any release or threatened release of any Materials of Environmental Concern into the environment whether on or off any Business Facility; (b) reclamation, decontamination or Remediation (as defined in Section 10.13) requirements under Environmental Laws, or any reporting requirements related thereto; or (c) consent order, compliance order or administrative order relating to or issued under any Environmental Law;

                           (iii) There are no Environmental Claims known, pending or, to the knowledge of the Company, threatened against the Company, or with respect to its occupancy of the Business Facilities, and there is no basis for any such Environmental Claims;

                           (iv) The Company and all of its Business Facilities have all permits, licenses, registrations, identification numbers, applications, consents, variances, notices of intent, and other authorizations (collectively, "Environmental Permits") necessary to comply with Requirements of Environmental Laws (as defined in Section 10.13) governing the Company and/or the business of the Company; the Company has all environmental and pollution control equipment necessary for compliance with all Environmental Laws

         (including, without limitation, for compliance with all applicable Environmental Permits) and operation of the business of the Company as presently conducted; and the Company and its Business Facilities are in compliance with all terms and conditions of such required Environmental Permits and will be in such compliance after the consummation of the transactions herein contemplated;

                           (v) Since the Company's occupancy of the Business Facilities and, to the knowledge of the Company, prior to its occupancy of the Business Facilities, there have not been any storage tanks or solid waste management units located on or under any Business Facility of the Company, and there have been no Materials of Environmental Concern on any Business Facility of the Company in an amount exceeding background levels for such geographic area or which would require reporting to any Governmental Authority or Remediation to comply with Requirements of Environmental Laws (as hereinafter defined);

                           (vi) To the knowledge of the Company, none of the off-site locations where Materials of Environmental Concern generated from any Business Facility of the Company (or for which the Company has arranged for their disposal) has been stored, treated, recycled, disposed of or released has been nominated or identified as a facility which is subject to an existing or potential claim under Environmental Laws;

                           (vii) The Company has not been named as a potentially responsible party under, and no Business Facility of the Company has been nominated or identified as a facility which is subject to an existing or potential claim under CERCLA or comparable Environmental Laws, and no Business Facility of the Company is subject to any lien arising under Environmental Laws;

                           (viii) The Company has not received any notice of any release or threatened release of Materials of Environmental Concern, or of any violation of, noncompliance with, or remedial obligation under, Environmental Laws or Environmental Permits, relating to the ownership, use, maintenance, or operation of any Business Facility of the Company, nor is there any basis for any of the foregoing, nor has the Company voluntarily undertaken Remediation or other decontamination or cleanup of any facility or site or entered into any agreement for the payment of costs associated with such activity;

                           (ix) The Company is not aware of any Requirement of Environmental Laws that will require future compliance costs on the part of the Company in excess of Ten Thousand Dollars ($10,000) above costs currently expended in the ordinary course of business;

                           (x) There are no present or past events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent continued compliance by the Company with Requirements of Environmental Laws or which may give rise to any common law or statutory liability under Environmental Laws or form the basis of an Environmental Claim against the Company;

                           (xi) There are no obligations, undertakings or liabilities arising out of or relating to Environmental Laws which the Company has agreed to, assumed or retained, by contract (whether written or oral, and whether enforceable or unenforceable) or otherwise; and

                           (xii) No current Business Facility (or equipment thereon) of the Company contains any asbestos-containing materials or polychlorinated biphenyls in any form nor any wetland areas or other land subject to restricted development under Environmental Laws.

         Section 2.21 REGULATORY ACTIONS. Except as set forth on Schedule 2.21, the Company is not subject to any formal or informal agreement, memorandum of understanding, enforcement action with or any type of financial assistance by any regulatory authority having jurisdiction over it.

         Section 2.22 TITLE TO PROPERTIES; ENCUMBRANCES. Schedule 2.22 is a true and complete description of all real property, leaseholds or other interests in real property and all machinery, equipment, furniture, fixtures, vehicles and other fixed assets owned or leased by the Company (the "Assets"). The Company has unencumbered, good, legal and marketable title to all of the Assets, real and personal, including, without limitation, all the properties and assets reflected in the Company's Financial Statements, except for those properties and assets disposed of for fair market value in the ordinary course of business since the Balance Sheet Date and otherwise in accordance with this Agreement. Except as set forth on Schedule 2.22, the Company has a title policy in full force and effect from a title insurance company which is solvent, insuring good and indefeasible title to any real property owned by the Company in favor of the Company. The Company has made available to Purchaser all of the files and information in the possession of the Company concerning such properties, including any title exceptions which might affect marketable title or value of such property. The Company holds good and legal title or good and valid leasehold rights to all assets that are necessary for it to conduct its business as it is currently being conducted. Except as set forth on Schedule 2.22, the Company owns all furniture, equipment, and other property used to transact business presently located on its premises.

         Section 2.23 CONDITION AND SUFFICIENCY OF ASSETS. Except as set forth on Schedule 2.23, the buildings, plants, structures and equipment leased or owned by the Company are structurally sound with no known material defects, are in good operating condition and repair and are adequate for the uses to which they are being put, and none of such buildings, plants, structures or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The building, plants, structures and equipment leased or owned by the Company are sufficient for the continued conduct by Purchaser of the Company's business after the Closing in substantially the same manner as conducted prior to the Closing.

         Section 2.24 BROKERS; FINANCIAL ADVISORS. Except as set forth on
Schedule 2.24, neither the Company nor any of its officers, directors or employees, on behalf of Company or its Board of Directors (or any committee thereof), has employed any investment bank, financial advisor, broker or finder or incurred any liability for any investment bank, financial advisory, brokerage or finders' fees or commissions in connection with the transactions contemplated hereby.

         Section 2.25 SEC MATTERS. Neither the Company nor any of its agents has received any compensation, directly or indirectly, from any company, promoter or other person or entity in consideration for the recommendation of any stock. To the knowledge of the Company, no employees or other agents of the Company has owned or traded stocks discussed on Company's web site, or in subscriber e-mails, to the extent that such ownership or trading would be in violation of federal or state securities laws or regulations. The Company is not required to be registered as an investment advisor or a broker-dealer pursuant to any federal or state securities laws or regulations.

         Section 2.26 AFFILIATED TRANSACTIONS. Since January 1, 1997, the Company has not been a party to any transaction (other than employee compensation and other ordinary incidents of employment) with a "Related Party." For purposes of this Agreement, the term "Related Party" shall mean: any present or former officer or director, 10% shareholder or present affiliate of the Company, any present or former known spouse, ancestor or descendant of any of the aforementioned persons or any trust or other similar entity for the benefit of any of the foregoing persons. No property or interest in any property (including, without limitation, designs and drawings concerning machinery) which relates to and is or will be necessary or useful in the present or currently contemplated future operation of the Company's respective businesses, is presently owned by or leased or licensed by or to any Related Party. Prior to the Closing, all amounts due and owing to or from the compensation and other incidents of employment shall be paid in full. Except for the ownership of securities representing less than a 2% equity interest in various publicly traded companies, neither the Company nor, to the Company's knowledge, any Related Party has an interest, directly or indirectly, in any business, corporate or otherwise, which is in competition with the Company's respective businesses.

         Section 2.27 ACCOUNTING TREATMENT. The Company has not taken or failed to take any action which would prevent the Merger from being treated as a "pooling of interests" in accordance with Accounting Principles Board Opinion No. 16, the interpretative releases issued pursuant thereto, and the pronouncements of the SEC.

         Section 2.28 TAKEOVER STATUTES. No "fair price", "moratorium", "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal laws in the United States, applicable to the Company is applicable to the Merger or the other transactions contemplated hereby.

         Section 2.29 REPRESENTATIONS NOT MISLEADING. No representation or warranty by the Company in this Agreement, nor any statement, summary, exhibit or schedule furnished to Purchaser by the Company under and pursuant to, or in anticipation of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES
                             OF PURCHASER AND NEWCO

         Purchaser and Newco hereby make the representations and warranties set forth in this Article III to the Company.

         Section 3.1 ORGANIZATION AND QUALIFICATION. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to enter into and carry out its obligations under this Agreement. Newco is a corporation duly organized, validly existing, and in good standing under the laws of the State of California, and has all requisite corporate power and authority to enter into and carry out its obligations under this Agreement. Newco is a wholly-owned subsidiary of Purchaser. Each of the Purchaser and Newco have all requisite corporate power and authority to carry on their respective businesses as now being conducted and to own, lease and operate their respective properties and assets as now owned, leased or operated.

         Section 3.2 CAPITALIZATION. As of the date hereof, the authorized capital stock of Purchaser consists of 15,000,000 shares of the Purchaser Common Stock, 13,030,116 shares of which are issued and outstanding and 10,000,000 shares of preferred stock, 120,000 shares of which are issued and outstanding. As of the date hereof, the authorized capital stock of Newco consists of 1,000 shares of common stock, 100 shares of which are issued and outstanding. No shares of capital stock are held in treasury of Purchaser and Newco. When issued at the Effective Time, the shares of Purchaser Common Stock issued to the Stockholders shall be validly issued, duly paid and non-assessable.

         Section 3.3 AUTHORITY. The execution and delivery of the Agreement, the performance of the obligations thereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by all necessary corporate action on the part of the Purchaser and Newco, and Purchaser's Board of Directors has approved the increase in the authorized shares of Purchaser Common Stock necessary to consummate the Merger and the amendment to Purchaser's Certificate of Incorporation to effect such increase; provided, however, that such increase is subject to the approval of a majority of shares of Purchaser's capital stock. This Agreement has been duly executed and delivered by Purchaser and Newco, and is a valid, legally binding and enforceable obligation of Purchaser and Newco. There are no proceedings pending or, to the knowledge of Purchaser, threatened, against it, at law or in equity or before any foreign, federal, state, municipal or other governmental court, department, commission, board, bureau, agency, instrumentality or other Person which seek to prevent or delay the consummation of the transactions contemplated hereby. There are no proceedings pending or, to the knowledge of Newco, threatened, against it, at law or in equity or before any foreign, federal, state, municipal or other governmental court, department, commission, board, bureau, agency, instrumentality or other Person which seek to prevent or delay the consummation of the transactions contemplated hereby.


         Section 3.4 NO VIOLATION. Except as set forth on Schedule 3.4 and any approvals or filings required by the HSR Act, no prior consent, approval or authorization of, or declaration, filing or registration with any party, domestic or foreign, is necessary in connection with the execution and delivery of this Agreement by Purchaser and Newco, the performance of the obligations hereunder, or the consummation of the transactions contemplated hereby. Except as set forth on Schedule 3.4, neither the execution, delivery nor performance of this Agreement in its entirety, nor the consummation of all of the transactions contemplated hereby will (i) violate (with or without the giving of notice or the passage of time), any law, order, writ, judgment, injunction, award, decree, rule, statute, ordinance or regulation applicable to Purchaser, Newco or any of the Purchaser Common Stock or assets of any of them, (ii) be in conflict with, result in a breach or termination of any provision of, cause the acceleration of the maturity of any debt or obligation pursuant to, constitute a default (or give rise to any right of termination, cancellation or acceleration, with or without the giving of notice or the passage of time) under, or result in the creation of any security interest, lien, charge or other encumbrance upon any property or assets of Purchaser or Newco pursuant to any terms, conditions or provisions of any contract, note, license, instrument, indenture, mortgage, deed of trust or other agreement or understanding or any other restriction of any kind or character, to which Purchaser is a party or by which any of its assets or properties are subject or bound, (iii) give rise to any lien, charge or other encumbrance on any of the Purchaser Common Stock, or (iv) conflict with or violate any provision of the Certificate of Incorporation or Bylaws of Purchaser except, in the case of clause (ii) above, for such conflicts which would not, individually or in the aggregate, have a Material Adverse Effect or prevent or delay the consummation of the transactions contemplated hereby. Except as set forth on Schedule 3.4, there are no proceedings pending or threatened, against Purchaser, Newco, or any of the Purchaser Common Stock, at law or in equity or before or by any foreign, federal, state, municipal or other governmental court, department, commission, board, bureau, agency, instrumentality or other Person which may result in liability to the Company or its Affiliates upon the consummation of the transactions contemplated hereby or which would prevent or delay such consummation. Except as set forth on Schedule 3.4, the corporate existence, business organization, and assets, including but not limited to the licenses, permits, authorizations and contracts, of Purchaser and Newco will not be terminated or impaired by reason of the execution, delivery or performance of this Agreement or consummation of the transactions contemplated hereby.

         Section 3.5 SEC FILINGS.

                  (a) Since January 1, 1996, Purchaser has filed with the Securities and Exchange Commission (the "SEC") all material forms, statements, reports and documents (including all exhibits, amendments and supplements thereto) required to be filed by it under each of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the respective rules and regulations thereunder, all of which complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder.

                  (b) Purchaser has previously made available or delivered to the Company copies of its (a) Annual Reports on Form 10-K for the fiscal year ended December 31, 1998, and for each of the two immediately preceding fiscal years, as filed with the SEC, (b) proxy and information statements relating to
(i) all meetings of its stockholders (whether annual or special) and (ii) any actions by written consent in lieu of a stockholders' meeting from January 1, 1998, until the date hereof, and (c) all other reports, including quarterly reports, or registration statements filed by Purchaser with the SEC since January 1, 1998 (other than Registration Statements filed on Form S-8) (the documents referred to in clauses (a), (b) and (c), including the exhibits filed therewith, collectively referred to as the "Purchaser SEC Reports"). There have been no actions by written consent in lieu of a stockholders' meeting since January 1998.

                  (c) As of their respective dates, the Purchaser SEC Reports, and as of the effective date of any registration statement as amended or supplemented filed by Purchaser, did not contain any untrue statement of any material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements included in the Purchaser SEC Reports were prepared in accordance with the books of account and other financial records of Purchaser, present fairly the consolidated financial condition and results of operation of Purchaser as of the dates thereof or periods covered thereby, have been prepared in accordance with GAAP applied on a consistent basis with past practices and include all adjustments that are necessary for a fair presentation of the financial condition of Purchaser and its results of operation as of the dates thereof or for periods covered thereby.

         Section 3.6 CONSENTS AND APPROVALS. Except as set forth in Schedule 3.6, no prior consent, approval or authorization of, or declaration, filing or registration with, any Person is required of or by Purchaser in connection with the execution, delivery and performance by Purchaser of this Agreement.

         Section 3.7 BROKERS; FINANCIAL ADVISORS. Except as set forth on
Schedule 3.7, neither Purchaser nor Newco nor any of their officers, directors, or employees, on behalf of Purchaser or Newco or their respective Boards of Directors (or any committee thereof), has employed any investment bank, financial advisor, broker or finder or incurred any liability for any investment bank, financial advisory, brokerage or finders' fees or commissions in connection with the transactions contemplated hereby.

         Section 3.8 ACCOUNTING TREATMENT. Neither Purchaser nor Newco has taken or failed to take any action which would prevent the Merger from being treated as a "pooling of interests" in accordance with Accounting Principles Board Opinion No. 16, the interpretative releases issued pursuant thereto, and the pronouncements of the SEC.

                                   ARTICLE IV
                   OBLIGATIONS OF THE COMPANY PENDING CLOSING

         During the period commencing on the date of this Agreement through the Closing Date, the Company hereby covenants and agrees to comply with the covenants and agreements contained in this Article IV, to wit:

         Section 4.1 AFFIRMATIVE COVENANTS OF THE COMPANY. For so long as this Agreement is in effect, the Company shall, except as specifically contemplated by this Agreement:

                  (a) operate and conduct its business in the ordinary course;

                  (b) use all reasonable efforts to preserve intact its corporate existence, business organization, assets, licenses, permits, authorizations, Governmental Authorizations, Environmental Permits and business opportunities and retain the services of its present officers, employees and agents;

                  (c) comply with all contractual obligations applicable to its operations;

                  (d) maintain all of is assets in good repair, order and condition, reasonable wear and tear excepted, and maintain the insurance coverages described in Schedule 2.18 or obtain comparable insurance coverages from reputable insurers which, in respect to amounts, types and risks insured, are consistent with the existing insurance coverages;

                  (e) in good faith and in a timely manner (i) cooperate with Purchaser in satisfying the conditions in this Agreement, (ii) obtain as promptly as possible all consents, approvals, authorizations and rulings, whether regulatory, corporate or otherwise, as are necessary for Purchaser, Newco and the Company (or any of them) to carry out and consummate the transactions contemplated by this Agreement and continue the business of the Company, (iii) furnish information concerning the Company not previously provided to Purchaser required for inclusion in any filings or applications that may be necessary in that regard and (iv) perform all acts and execute and deliver all documents necessary to cause the transactions contemplated by this Agreement to be con summated at the earliest possible date;

                  (f) comply in all material respects with all Legal Requirements applicable to it and the conduct of its business;

                  (g) promptly notify Purchaser upon obtaining knowledge of any additional default, event of default or condition which with the passage of time or giving of notice would constitute an additional default or event of default under any of the Company Loan Documents or Contracts and promptly notify and provide copies to Purchaser of any material written communications concerning such default;

                  (h) between the date of this Agreement and Closing, promptly give written notice to Purchaser upon obtaining knowledge of any event or fact that would cause any of the representations or warranties of the Company contained in or referred to in this Agreement to be untrue or misleading;

                  (i) deliver to Purchaser a list (Schedule 4.1(i)), dated as of the Closing Date, showing: (i) the name of each bank or institution where the Company has accounts or safe deposit boxes, (ii) the name(s) in which such accounts or boxes are held, and (iii) the name of each Person authorized to draw thereon or have access thereto;

                  (j) promptly notify Purchaser of any material change or inaccuracies in any data previously given or made available to Purchaser pursuant to this Agreement;

                  (k) (without making or increasing any commitment which would be binding on the Company) use all reasonable efforts to preserve the goodwill of, and its good relationships with, its suppliers, customers, landlords and others having business relations with it; and

                  (l) expeditiously cause the administrator of each of the Company's Benefit Plans to provide Purchaser with all information that Purchaser deems necessary or advisable with respect to such Benefit Plans.

         Section 4.2 NEGATIVE COVENANTS OF THE COMPANY. Except with the prior written consent of Purchaser or as otherwise specifically permitted by this Agreement, the Company will not, from the date of this Agreement to the Closing:

                  (a) make any amendment to its Articles of Incorporation or Bylaws, except to authorize an additional 198,029 shares of Series C Preferred Stock (for issuance upon exercise options as described in Section 2.2 of the Disclosure Schedule);

                  (b) make any change in the methods used in allocating and charging costs, except as may be required by applicable law, regulation or GAAP and after written notice to Purchaser;

                  (c) except as provided in Section 5.9 and Section 5.10, and except to authorize an additional 198,029 shares of Series C Preferred Stock (for issuance upon exercise of options as described in Section 2.2 of the Disclosure Schedule), make any change in the number of shares of the capital stock issued and outstanding, or issue, reserve for issuance, grant, sell or authorize the issuance of any shares of its capital stock or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance or sale of or conversion into shares of its capital stock;

                  (d) contract to create any obligation or Liability except in the ordinary course of business;

                  (e) increase the amount of the Long Term Debt;

                  (f) contract to create any mortgage, pledge, lien, security interest or encumbrance, restriction, or charge of any kind (other than statutory liens for which the obligations secured thereby shall not become delinquent);

                  (g) cancel any debts, waive any claims or rights of value or sell, transfer, or otherwise dispose of any of its Properties or assets, except in the ordinary course of business;

                  (h) sell any real estate owned as of the date of this Agreement or acquired thereafter except for fair market value in the ordinary course of business;

                  (i) dispose of or permit to lapse any rights to the use of any Intellectual Property or dispose of or disclose to any Person other than its employees any material trade secret not theretofore a matter of public knowledge;

                  (j) except as contemplated in Section 5.9 and Section 5.10, grant any increase in compensation or pay or agree to pay or accrue any bonus or like benefit to or for the credit of any director, officer, employee or other Person or enter into any employment, consulting or severance agreement or other agreement with any director, officer or employee, or adopt, amend or terminate any Benefit Plan or change or modify the period of vesting or retirement age for any participant of such a plan;

                  (k) declare, pay or set aside for payment any dividend or other distribution or payment in respect of the capital stock of Company;

                  (l) acquire the capital stock or other equity securities or interest of any Person or acquire all or substantially all of the assets of any Person;

                  (m) make any capital expenditure or a series of expenditures of a similar nature in excess of $25,000 in the aggregate;

                  (n) make any income tax or franchise tax election or settle or compromise any tax liability;

                  (o) except for negotiations and discussions between the parties hereto relating to the transactions contemplated by this Agreement or as otherwise permitted hereunder, enter into any transaction, or enter into, modify or amend any Contract or commitment other than in the ordinary course of business;

                  (p) increase the amount of any indebtedness owed by the Company to any stockholder of the Company or Affiliate of any such stockholder, or to the Company from any such stockholder or Affiliate of any such stockholder;

                  (q) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization or business combination of the Company;

                  (r) make any investments except in the ordinary course of business;

                  (s) sell or contract to sell any part of the Company's premises without the approval of the terms and conditions of such sale by Purchaser;

                  (t) change any fiscal year or the length thereof;

                  (u) enter into any agreement, understanding or commitment, written or oral, with any other Person which is in any manner inconsistent with the obligations of the Company or the Stockholders under this Agreement or any related written agreement

                  (v) change the banking arrangements and signature authorities currently in effect or grant any general or special power of attorney;

                  (w) knowingly waive any material right without receiving fair consideration; or

                  (x) agree to do any of the things described in clauses (a) through (w) of this Section 4.2.

                                    ARTICLE V
                              ADDITIONAL AGREEMENTS

         Section 5.1 ACCESS TO, AND INFORMATION CONCERNING, PROPERTIES AND RECORDS. During the pendency of the transactions contemplated hereby, the Company and the Stockholders shall give Purchaser, its legal counsel, accountants and other representatives full access (and shall otherwise fully cooperate, including by making available copies of all of the following which are susceptible to photostatic reproduction), during normal business hours, throughout the period prior to the

Closing, to all of the Company's books, Contracts, Properties, premises, permits, Environmental Permits, licenses, Governmental Authorizations, commitments of any nature (whether oral or written) and records, and shall permit Purchaser and such representatives to make such inspections (including without limitation, with regard to such Properties, physical inspection of the surface and subsurface thereof and any structure thereon) and to have discussions with material suppliers and customers of the Company as Purchaser and such representatives may require and furnish to Purchaser and such representatives during such period all such information concerning the Company and its affairs as they may reasonably request. Purchaser agrees that all discussions and communications with suppliers and customers of the Company will be with the consent and cooperation of the Company.

         Section 5.2 PREPARATION OF PERMIT APPLICATION/INFORMATION STATEMENT.

                  (a) As soon as practicable after the execution of this Agreement, the Company shall prepare, with the cooperation of Purchaser, an Information Statement for the Stockholders to approve this Agreement and the transactions contemplated hereby. The Information Statement shall constitute a disclosure document for the offer and issuance of the shares of Purchaser Common Stock to be received by the holders of Company Common Stock in the Merger. The Company and Purchaser shall each use reasonable commercial efforts to cause the Information Statement to comply with applicable federal and state securities laws requirements. Each of the Company and Purchaser agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Information Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Information Statement. The Company will promptly advise Purchaser, and Purchaser will promptly advise the Company, in writing if at any time prior to the Effective Time either the Company or Purchaser shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Information Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. The Information Statement shall contain the recommendation of the Board of Directors of the Company that the Stockholders approve the Merger and this Agreement and the conclusion of the Board of Directors that the terms and conditions of the Merger are fair and reasonable to the Stockholders. Anything to the contrary contained herein notwithstanding, the Company shall not include in the Information Statement any information with respect to Purchaser or its affiliates or associates, the form and content of which information shall not have been approved by Purchaser prior to such inclusion.

                  (b) As soon as practicable after the execution of this Agreement, Purchaser shall prepare, with the cooperation of the Company, the permit Application. Purchaser and the Company shall each use reasonable commercial efforts to cause the Permit Application to comply with the requirements of applicable federal and state laws. Each of Purchaser and the Company agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Permit Application, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Permit Application. The Company will promptly advise Purchaser, and Purchaser will promptly advise the Company, in writing if at any time prior to the Effective Time either the Company or Purchaser shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the permit Application in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. Anything to the contrary contained herein notwithstanding, Purchaser shall not include in the Permit Application any information with respect to the Company or its affiliates or associates, the form and content of which information shall not have been approved by the Company prior to such inclusion.

         Section 5.3 AFFILIATE LETTERS. At least fifteen (15) days prior to the Closing Date, the Company shall deliver to Purchaser a list of names and addresses of those persons who were or will be, in the Company's reasonable judgment, at the record date for its Stockholders' meeting to approve the Merger, "affiliates" (each such person, a "Rule 145 Affiliate") of the Company within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act.

         Section 5.4 MISCELLANEOUS AGREEMENTS AND CONSENTS. Subject to the terms and conditions of this Agreement, the Company, Purchaser and Newco agree to use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective, as soon as practicable after the date hereof, the transactions contemplated by this Agreement.

         Section 5.5 BEST GOOD FAITH EFFORTS. All parties hereto agree that the parties will use their best good faith efforts to promptly secure all necessary third-party or regulatory consents, waivers and approvals, and to do or cause to be done, all things necessary, proper or advisable under applicable law or regulations to consummate and make effective the transactions provided for herein, and to satisfy the other conditions to Closing contained herein.

         Section 5.6 EXCLUSIVITY. The Company acknowledges that the due diligence and other investigations permitted herein will involve the expenditures of substantial time and expense by Purchaser. In consideration thereof, the Company, on its own behalf and on behalf of its Affiliates, agrees that for a period of up to and including the earlier of the date of termination under Section 7.1 or May 31, 1999, it will not make or encourage any offer or obtain any offer or otherwise provide any assistance in aid of any offer for the sale, lease or transfer of all or any part of the business of the Company or of the stock or assets of the business of the Company, to any Person other than Purchaser. Immediately upon receipt of any unsolicited offer, the Company will communicate to Purchaser the terms of any proposal or request for information and the identity of the parties involved.

         Section 5.7 PUBLIC ANNOUNCEMENT. The timing and content of any announcements, press releases or other public statements concerning the proposal contained herein will occur upon, and be determined by, the mutual consent of the Company and Purchaser.

         Section 5.8 CONFIDENTIALITY. Without the express written consent of all of the parties hereto, each of the parties hereto agrees to maintain in confidence and not disclose to any other Person the terms of the transactions contemplated herein or the information delivered in connection with the proposed due diligence investigation, other than disclosures required to obtain the approvals for the transactions contemplated hereby, disclosures to those professionals and advisors who have a need to know, disclosures of information already available to the public or any other disclosures required by applicable law. In the event that Purchaser, the Company or the Stockholders are at any time requested or required (by oral questions, interrogatories, request for information or documents, subpoena or other similar process) to disclose any information supplied to it in connection with this transaction, such party agrees to provide the other parties hereto prompt notice of such request so that an appropriate protective order may be sought and/or such other party may waive the first party's compliance with the terms of this Section 5.8.

         Section 5.9 EXERCISE OF WARRANTS. Prior to the Effective Time, the Company shall use its best efforts to cause the exercise of all outstanding Company Warrants by the holders thereof to purchase shares of Company Common Stock and Company Preferred Stock. Notwithstanding anything herein to the contrary, the Company will not take any action with respect to Company Warrants if the parties determine that such action would jeopardize the accounting treatment of the merger as a "pooling of interests."

         Section 5.10 CONVERSION OF PREFERRED STOCK. Prior to the Effective Time, the holders of Company Preferred Stock (all of which are Stockholders) shall convert all outstanding shares of Company Preferred Stock into shares of Company Common Stock pursuant to the terms of the Company's Certificate of Incorporation, as amended. Notwithstanding anything herein to the contrary, the holders of Company Preferred Stock will not take any action with respect to conversion if the parties determine that such action would jeopardize the accounting treatment of the merger as a "pooling of interests."

         Section 5.11 POOLING ACCOUNTING. Purchaser and the Company shall each use their best efforts to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests. Purchaser and the Company shall use their best efforts to cause their respective Affiliates not to take any action that would adversely affect the ability of Purchaser to account for the business combination to be effected by the Merger as a pooling of interests. Neither Purchaser nor the Company shall take any action, including the acceleration of vesting of any options, warrants, restricted stock or other rights to acquire shares of the capital stock of the Company, which reasonably would be expected to (i) interfere with Purchaser's ability to account for the Merger as a pooling of interests or (ii) jeopardize the tax-free nature of the reorganization hereunder.

         Section 5.12 368(a) REORGANIZATION. Purchaser and the Company shall each use their best efforts to cause the business combination to be effected by the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Tax Code. From and after the date of this Agreement and after the Effective Time, each party shall use its best efforts to cause the Merger to qualify and shall not knowingly take any actions or cause any actions to be taken which could prevent the Merger from qualifying as a reorganization under the provisions of Section 368(a) of the Tax Code.

         Section 5.13 BLUE SKY LAWS. Purchaser shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Purchaser Common Stock pursuant hereto. The Company shall use its best efforts to assist Purchaser as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Purchaser Common Stock hereto.

         Section 5.14 INDEMNIFICATION OF OFFICERS AND DIRECTORS. Purchaser agrees that the indemnification obligations set forth in the Company's Articles of Incorporation and the Company's Bylaws shall survive the Merger (and, prior to the Effective Time, Purchaser shall cause the Certificate of Incorporation and Bylaws of Newco to reflect as nearly as possible such provisions) and shall not be amended, repealed or otherwise modified for a period of two years after the Effective Time in any manner that would adversely affect the rights thereunder of the individuals who, on or prior to the Effective Time, were directors, officers, employees or agents of the Company.

         Section 5.15 EMPLOYEE BENEFITS. After the Closing Date and for a period ending no earlier than December 31, 1999, Purchaser shall take all such actions as are necessary and appropriate to maintain for the employees of Surviving Company the vacation, sick leave, sabbatical and bonus policies provided by the Company immediately preceding the Closing Date, and shall thereafter exercise commercially reasonable efforts to reconcile such policies with the policies of Purchaser.

                                   ARTICLE VI
                              CONDITIONS TO CLOSING

         Section 6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO CLOSE. The respective obligations of each party to close the transactions contemplated hereby are subject to the satisfaction or waiver of the following conditions prior to the Closing:

                  (a) The receipt of any applicable regulatory approvals and the expiration of any applicable waiting period (including without limitation any waiting period required by the HSR Act) with respect thereto; and

                  (b) The Closing will not violate any injunction, order or decree of any court or Governmental Authority having competent jurisdiction.

         Section 6.2 CONDITIONS TO THE OBLIGATIONS OF PURCHASER TO CLOSE. The obligations of Purchaser to close the transactions contemplated hereby are subject to the satisfaction or waiver of the following conditions prior to the
Closing:

                  (a) All representations and warranties of the Company shall be true and correct in all material respects as of the date hereof, and at and as of the Closing, with the same force and effect as though made on and as of the Closing;

                  (b) The Company shall have, in all material respects, performed all obligations and agreements and complied with all covenants and conditions contained in this Agreement to be performed or complied with by it prior to the Closing Date;

                  (c) All corporate and other actions necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated herein shall have been duly and validly taken.

                  (d) There shall not have occurred any Material Adverse Effect with respect to the Company;

                  (e) No more than two percent (2%) of the shares of Company Common Stock outstanding as of the Effective Time shall be Dissenting Shares;

                  (f) Purchaser shall have received certificates dated the Closing executed by the President and the Secretary of the Company, certifying in such reasonable detail as Purchaser may reasonably request, to the effect described in Sections 6.2(a), (b), (c), (d) and (e);

                  (g) All outstanding shares of Company Preferred Stock shall have been converted to shares of Company Common Stock, and an officer of Company shall deliver a certificate to Purchaser to that effect;

                  (h) All outstanding Company Warrants shall have been exercised, and an officer of Company shall deliver a certificate to Purchaser to that effect;

                  (i) The Company shall have delivered to Purchaser a schedule of all outstanding and unexercised Company Options as of the Effective Time, setting forth the material terms thereof, and the Company shall have delivered to Purchaser the consents of holders of unexercised Company Options and/or Company Warrants as required pursuant to Section 1.11 hereof;

                  (j) The Company shall have executed and delivered to Purchaser proper instruments for the transfer of the capital stock of Company in form and substance satisfactory to counsel for Purchaser in accordance with the terms of this Agreement;

                  (k) The principal amount of any Long Term Debt as of the Effective Time shall not exceed $2,073,000, and an officer of Company shall deliver a certificate to Purchaser to that effect;

                  (l) Purchaser shall have completed in its sole discretion the results of its due diligence investigation of the Company, including but not limited to any tax or accounting matters, within 7 days after the announcement to the general public of the Merger contemplated hereby;

                  (m) The Company shall have furnished Purchaser with reasonably sufficient evidence of consents as shall be required to enable Purchaser to continue to enjoy the benefit of any Governmental Authorization, lease, license, permit, Environmental Permit, Contract or other agreement or instrument to or of which the Company is a party or a beneficiary;

                  (n) The form and substance of all actions, proceedings, instruments and documents required to consummate the transactions contemplated by this Agreement shall have been satisfactory in all reasonable respects to Purchaser and its counsel;

                  (o) On or before the Closing, the Company shall have collected any outstanding balances with respect to loans or other receivables from officers of the Company;

                  (p) Purchaser's Certificate of Incorporation shall have been amended to increase the number of authorized shares of Purchaser Common Stock to 30,000,000 shares, and such amendment shall have been filed with the office of the Secretary of State of Delaware;

                  (q) Laird Foshay shall have entered into an employment agreement with Purchaser or an Affiliate thereof, in substantially the form attached hereto as Exhibit C;

                  (r) The Company shall deliver or cause to be delivered to Purchaser, prior to the Effective Time, from (i) each Stockholder not considered to be a Rule 145 Affiliate, a Stockholder's Letter in substantially the form attached hereto as Exhibit D-1, and (ii) each Stockholder considered to be a Rule 145 Affiliate, an Affiliate Letter in substantially the form attached hereto as Exhibit D-2;

                  (s) The Company, Purchaser and a third-party escrow agent shall have entered into the General Liability Escrow Agreement and the Specific Liability Escrow Agreement;

                  (t) Purchaser shall have received the opinions of counsel to the Company substantially in the form of Exhibit E attached hereto;

                  (u) Purchaser shall have received from Locke Liddell & Sapp LLP a written opinion, dated as of the Closing Date, for the benefit of Purchaser to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Tax Code, (ii) Purchaser, Newco and the Company will each be a party to that reorganization within the meaning of Section 368(b) of the Tax Code, (iii) Purchaser, Newco or the Company shall not recognize any gain or loss as a result of the Merger, and (iv) the Stockholders shall not recognize any gain or loss as a result of the Merger, other than gain to the extent the Stockholders receive cash in lieu of fractional shares, and such opinion shall not have been withdrawn or modified in any material respect. In rendering its opinion, Locke Liddell & Sapp LLP may require and rely upon representations contained in letters from Purchaser, Company and others;

                  (v) Purchaser shall have received a letter from Hein + Associates, L.L.P., certified public accountants for Purchaser, dated as of the Closing Date and addressed to Purchaser, in form and substance reasonably satisfactory to Purchaser, to the effect that no conditions exist related to Purchaser that would preclude Purchaser's accounting for the Merger as a pooling-of-interests if consummated in accordance with this Agreement; and

                  (w) Purchaser shall have received a letter from a nationally recognized accounting firm (the cost of which shall be paid by Purchaser), dated as of the Closing Date and addressed to Purchaser, in form and substance reasonably satisfactory to Purchaser, to the effect that the transactions contemplated hereby will qualify for a pooling-of-interests accounting treatment if consummated in accordance with this Agreement.

         Section 6.3 CONDITIONS TO THE OBLIGATIONS OF THE COMPANY TO CLOSE. The obligations of the Company to close the transactions contemplated herein are subject to the satisfaction or waiver of the following conditions prior to the
Closing:

                  (a) All representations and warranties of Purchaser and Newco contained herein shall be true and correct in all material respects as of the date hereof, and at and as of the Closing, with the same force and effect as though made on and as of the Closing;

                  (b) Purchaser and Newco shall have, in all material respects, performed all obligations and agreements and complied with all covenants and conditions contained in this Agreement to be performed or complied with by each prior to the Closing Date;

                  (c) There shall not have occurred any Material Adverse Effect with respect to Purchaser or Newco;

                  (d) The Company shall have received certificates dated the Closing, executed by an appropriate officer of Purchaser and Newco certifying, in such detail as the Company may reasonably request, to the effect described in Sections 6.3(a) and (b);

                  (e) The Company, Purchaser and a third-party escrow agent shall have entered into the General Liability Escrow Agreement and the Specific Liability Escrow Agreement;

                  (f) The Company shall have received the opinions of counsel to Purchaser substantially in the form of Exhibit F attached hereto;

                  (g) The Company shall have received from Gray, Cary, Ware & Freidenrich, L.L.P., a written opinion, dated as of the Closing Date, for the benefit of the Company to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Tax Code, (ii) Purchaser, Newco and the Company will each be a party to that reorganization within the meaning of Section 368(b) of the Tax Code, (iii) Purchaser, Newco or the Company shall not recognize any gain or loss as a result of the Merger, and (iv) the Stockholders shall not recognize any gain or loss as a result of the Merger, other than gain to the extent the Stockholders receive cash in lieu of fractional shares, and such opinion shall not have been withdrawn or modified in any material respect. In rendering its opinion, Gray, Cary, Ware & Freidenrich, L.L.P. may require and rely upon representations contained in letters from Purchaser, Company and others;

                  (h) The Company shall have received a letter from PricewaterhouseCoopers LLP, certified public accountants for the Company, dated as of the Closing Date and addressed to the Company, in form and substance reasonably satisfactory to the Company, to the effect that no conditions exist related to the Company that would preclude Purchaser's accounting for the Merger as a pooling-of-interests if consummated in accordance with this Agreement; and

                  (i) Purchaser shall have paid in full the indebtedness of the Company, including principal and interest, under the following agreements: (i) Note Purchase Agreement by and between the Company and Mohr Davidow Ventures III dated as of September 26, 1997; (ii) Note Purchase Agreement by and between the Company and Softven No. 2 Investment Enterprise Partnership dated as of December 18, 1997; (iii) Note Purchase Agreement by and between the Company and Laird Foshay dated as of September 9, 1998; and (iv) Promissory Note by and between the Company and Laird Foshay dated as of January 18, 1995.

                                   ARTICLE VII
                         TERMINATION; AMENDMENT; WAIVER

         Section 7.1 TERMINATION. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

                  (a) By mutual written consent duly authorized by the board of directors of Purchaser and the board of directors of the Company;

                  (b) By Purchaser if there has been a material breach of a representation, warranty, covenant or agreement contained in this Agreement on the part of the Company, and as a result of such breach the conditions precedent set forth in Section 6.1 or Section 6.2, as the case may be, would not then be satisfied; provided, however, that if such breach is curable by the Company within 15 days of notice of breach by Purchaser through the exercise of the Company's reasonable best efforts, then for so long as the Company continues to exercise such reasonable best efforts, Purchaser may not terminate this Agreement under this Section 7.1(b) unless the breach is not cured in full within such 15 days;

                  (c) By the Company (i) if the Average Stock Price, calculated pursuant to Section 1.7 hereof, is less than $10 per share, or (ii) if there has been a material breach of a representation, warranty, covenant or agreement contained in this Agreement on the part of Purchaser or Newco, and as a result of such breach the conditions precedent set forth in Section 6.1 or Section 6.3, as the case may be, would not then be satisfied; provided, however, that if such breach is curable by Purchaser or Newco within 15 days of notice of breach by the Company through the exercise Purchaser's or Newco's reasonable best efforts, then for so long as Purchaser and/or Newco continues to exercise such reasonable best efforts, the Company may not terminate this Agreement under this Section 7.1(c) unless the breach is not cured in full within such 15 days;

                  (d) By Purchaser or the Company if the Closing Date shall not have occurred on or before May 31, 1999 or such later date agreed to in writing by Purchaser and the Company; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to any party whose willful failure to fulfill any obligations hereunder has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; and

                  (e) By Purchaser or the Company if any court of competent jurisdiction in the United States of America or other (federal or state) governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions herein contemplated and such order, decree, ruling or other action shall have been final and nonappealable.

         Section 7.2 EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement pursuant to Section 7.1 hereof, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders, other than the provisions of Section 1.10, Section 5.8 and this Section 7.2, which provisions shall remain in full force and effect. Nothing contained in this Section 7.2 shall relieve any party from liability for any breach of this Agreement.

         Section 7.3 AMENDMENT. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

         Section 7.4 EXTENSION; WAIVER. At any time prior to the Closing Date, either party may (i) extend the time for the performance of any of the obligations or other acts of the non-waiving party, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto by the non-waiving party, or
(iii) waive compliance with any of the agreements or conditions contained herein by the non-waiving party. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE VIII
                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES

         Section 8.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The parties hereto agree that except as provided in the sentence immediately next following this sentence, all of their respective representations and warranties contained in this Agreement shall survive for a period equal to the earlier of (i) one (1) year after the Closing Date, or (ii) the completion of the audit of Purchasers' consolidated financial statements for the fiscal year ending on December 31, 1999 (the "Survival Period"). Notwithstanding the foregoing, the Stockholders' liability with respect to the Specific Liability shall continue until the occurrence of a Resolution Event.

                                   ARTICLE IX
                                 INDEMNIFICATION

         Section 9.1 INDEMNIFICATION BY THE COMPANY AND THE STOCKHOLDERS. The Company and the Stockholders unconditionally, absolutely and irrevocably agree to and shall defend, indemnify and hold harmless Purchaser, and each of Purchaser's subsidiaries, stockholders, Affiliates, officers, directors, employees, counsel, agents, successors, assigns, heirs and legal and personal representatives (Purchaser and all such other Persons are collectively referred to as the "Purchaser's Indemnified Persons") from and against, and shall reimburse the Purchaser's Indemnified Persons for, each and every Loss (as defined in Section 10.13), paid, imposed on or incurred by the Purchaser's Indemnified Persons, directly or indirectly, relating to, resulting from or arising out of, or any allegation by any third party of any inaccuracy in any representation or warranty of the Company under this Agreement, or the Schedules hereto or any agreement or certificate delivered or to be delivered by the Company pursuant hereto in any respect (except for representations or covenants made by individual Stockholders in the Stockholders' Letters or Affiliates Letters, as applicable, which shall be governed by the indemnification provisions set forth therein), in each case without regard to any applicable materiality thresholds, whether or not the Purchaser's Indemnified Persons relied thereon or had knowledge thereof, or any breach or nonfulfillment of any covenant, agreement or other obligation of the Company or the Stockholders under this Agreement or any agreement delivered pursuant hereto. With respect to matters not involving Proceedings commenced or threatened by third parties, within five days after notification to the Stockholders' Representative from the Purchaser's Indemnified Persons supported by reasonable documentation setting forth the nature of the circumstances entitling the Purchaser's Indemnified Persons to indemnity hereunder (including, but not limited to, references to the provisions hereof upon which the Purchaser's Indemnified Person is relying in making such claim), the Stockholders' Representative, at no cost or expense to the Purchaser's Indemnified Persons, shall diligently commence resolution of such matters in a manner reasonably acceptable to the Purchaser's Indemnified Persons and shall diligently and timely prosecute such resolution to completion. If litigation or any other Proceeding is commenced or threatened, the provisions of Section 9.3 shall control.

         Section 9.2 INDEMNIFICATION BY PURCHASER. Purchaser unconditionally, absolutely and irrevocably agrees to and shall defend, indemnify and hold harmless the Company and its directors, officers, employees, counsel, agents and contractors, the Stockholders, and Company's and the Stockholders' respective successors, assigns, heirs and legal and personal representatives (the Company, the Stockholders and such other Persons are collectively referred to as the "Company's Indemnified Persons") from and against, and shall reimburse the Company's Indemnified Persons for, each and every Loss paid, imposed on or incurred by the Company's Indemnified Persons, directly or indirectly, relating to, resulting from or arising out of, or any allegation by any third party of, any inaccuracy in any representation or warranty of Purchaser under this Agreement or any agreement, certificate or other document delivered or to be delivered by Purchaser pursuant hereto in any respect, whether or not the Company's Indemnified Persons relied thereon or had knowledge thereof, or any breach or nonfulfillment of any covenant, agreement or other obligation of Purchaser under this Agreement or any agreement or document delivered pursuant hereto.

         Section 9.3 NOTICE AND DEFENSE OF THIRD PARTY CLAIMS. If any Proceeding shall be brought or asserted under this Article against an indemnified party or any successor thereto (the "Indemnified Person") in respect of which indemnity may be sought under this Article from an indemnifying Person or any successor thereto (the "Indemnifying Person"), the Indemnified Person shall give prompt written notice of such Proceeding to the Indemnifying Person who shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Person and the payment of all expenses; provided, that any delay or failure so to notify the Indemnifying Person shall relieve the Indemnifying Person of its obligations hereunder only to the extent, if at all, that it is prejudiced by reason of such delay or failure. In no event shall any Indemnified Person be required to make any expenditure or bring any cause of action to enforce the Indemnifying Person's obligations and liability under and pursuant to the indemnifications set forth in this Article. In addition, actual or threatened action by a Governmental Authority or other entity is not a condition or prerequisite to the Indemnifying Person's obligations under this Article. The Indemnified Person shall have the right to employ separate counsel in any of the foregoing Proceedings and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Person unless the Indemnified Person shall in good faith determine that there exist actual or potential conflicts of interest which make representation by the same counsel inappropriate, as evidenced by the written opinion of outside counsel to the Indemnified Person. The Indemnified Person's right to participate in the defense or response to any Proceeding should not be deemed to limit or otherwise modify its obligations under this Article. In the event that the Indemnifying Person, within 15 days after notice of any such Proceeding, fails to assume the defense thereof, the Indemnified Person shall have the right to undertake the defense, compromise or settlement of such Proceeding for the account of the Indemnifying Person, subject to the right of the Indemnifying Person to assume the defense of such Proceeding with counsel reasonably satisfactory to the Indemnified Person at any time prior to the settlement, compromise or final determination thereof. Anything in this Article to the contrary notwithstanding, the Indemnifying Person shall not, without the Indemnified Person's prior written consent, which consent shall not be unreasonably withheld, settle or compromise any Proceeding or consent to the entry of any judgment with respect to any Proceeding; provided, however, that the Indemnifying Person may, without the Indemnified Person's prior written consent, settle or compromise any such Proceeding or consent to entry of any judgment with respect to any such Proceeding that requires solely the payment of money damages by the Indemnifying Person and that includes as an unconditional term thereof the release by the claimant or the plaintiff of the Indemnified Person from all liability in respect of such Proceeding.

         Section 9.4 LIMITATIONS.

                  (a) An Indemnifying Person shall have no liability under this Article unless notice of a claim for indemnity (a "Notice"), shall have been given within the Survival Period. Notwithstanding the foregoing, the Stockholders' liability with respect to the Specific Liability shall continue until the occurrence of a Resolution Event.

                  (b) No Purchaser's Indemnified Person shall be entitled to indemnification from the Company and/or the Stockholders pursuant to Section 9.1 hereof (other than claims with respect to the Specific Liability, which shall be governed by subsection (e) below) unless and until the aggregate of all Losses for which indemnification would (but for the limitation of this sentence) be required to be paid by the Company and/or the Stockholders hereunder exceeds $150,000 (the "Loss Threshold"), after which the Purchaser's Indemnified Persons shall be entitled to recover for all Losses for which indemnification is required to be paid hereunder, including amounts used in satisfying the Loss Threshold. Notwithstanding anything herein to the contrary, with the exception of claims based on fraud or knowing or intentional misrepresentation or claims with respect to the Specific Liability, in no event shall the aggregate liability of the Stockholders hereunder exceed the value of the General Liability Escrow Shares, and the liability of any individual Stockholder under this Article IX shall not exceed the Stockholder's pro rata share of the number of shares of Purchaser Common Stock deposited into the escrow account pursuant to the General Liability Escrow Agreement. The General Liability Escrow Shares shall be the sole and exclusive remedy for any claims, demands, actions or causes of action (except for claims based on fraud or intentional misrepresentation or claims with respect to the Specific Liability) by any of the Purchasers' Indemnified Persons hereunder. Except for claims based on fraud or intentional misrepresentation or claims with respect to the Specific Liability, the Stockholders shall have no further obligations under Article IX of this Agreement at the earlier of the time when all of the General Liability Escrow Shares have been distributed or are required to be distributed pursuant to this Agreement and the General Liability Escrow Agreement. Notwithstanding anything herein to the contrary, there shall be no limitation on the indemnification liability of individual Stockholders for breaches of representations or covenants made in their respective Stockholder Letters or Affiliate Letters, as applicable.

                  (c) The Stockholders' liability with respect to the Specific Liability shall not be subject to the Loss Threshold. Notwithstanding anything herein to the contrary, in no event shall the aggregate liability of the Stockholders with respect to the Specific Liability exceed the value of the Specific Liability Escrow Shares, and the liability of any individual Stockholder for the Specific Liability shall not exceed the Stockholder's pro rata share of the number of shares of Purchaser

Common Stock deposited into the escrow account pursuant to the Specific Liability Escrow Agreement. The Specific Liability Escrow Shares shall be the sole and exclusive remedy for any claims, demands, actions or causes of action by any of the Purchasers' Indemnified Persons with respect to the Specific Liability. The Stockholders shall have no further obligations with respect to the Specific Liability upon the occurrence of a Resolution Event.

                  (d) No Company's Indemnified Person shall be entitled to indemnification from Purchaser and/or Newco pursuant to Section 9.2 hereof unless and until the aggregate of all Losses for which indemnification would (but for the limitation of this sentence) be required to be paid by Purchaser and/or Newco hereunder exceeds the Loss Threshold, after which the Company's Indemnified Persons shall be entitled to recover for all Losses for which indemnification is required to be paid hereunder, including amounts used in satisfying the Loss Threshold. Notwithstanding anything herein to the contrary, with the exception of claims based on fraud or knowing or intentional misrepresentation, in no event shall the aggregate liability of Purchaser and Newco hereunder exceed $4,000,000 ("Loss Ceiling"), and neither Purchaser nor Newco shall have any further obligations under Article IX of this Agreement at the earlier of the time when Purchaser has paid and/or is obligated to pay indemnification hereunder in amounts equal in the aggregate to the Loss Ceiling.

                  (e) In calculating the amount of any Loss for which any Indemnifying Person is liable under this Article IX, there shall be taken into consideration the amount of any insurance recoveries, net of any amounts which are in effect self-insured, whether through deductibles, co- payments, retention amounts, retroactive premium adjustments or other similar adjustments, the Indemnified Person in fact receives as a direct consequence of the circumstances to which the Loss related or from which the Loss resulted or arose.

                  (f) In addition to the rights and remedies of the parties specifically provided for by this Article, each party hereto shall have such other equitable remedies as shall be available under applicable law or in equity for the other party's breach of the representations and warranties contained herein, or the failure to perform any of its covenants, agreements or obligations under or contained in this Agreement or in any document furnished or delivered pursuant hereto; provided, however, that with respect to any remedy providing for the recovery of monetary damages, any such recovery shall be subject to the limitations contained in this Article, except for claims based on fraud or knowing or intentional misrepresentation.

         Section 9.5 INCONSISTENT PROVISIONS. The provisions of this Article shall govern and control over any inconsistent provisions of this Agreement.

         Section 9.6 ARBITRATION. Any dispute arising out of, relating to, or in any way touching upon this Agreement or the breach, termination or validity hereof shall be finally settled by arbitration conducted expeditiously in accordance with the CPR Rules for Non-Administered Arbitration of Business Disputes. With respect to an arbitral proceeding, the parties agree as follows:

                  (a) The arbitration shall be conducted by three independent and impartial arbitrators, none of whom shall be a director, officer or employee of either party hereto or its affiliates. Purchaser, on the one hand, and the Company, on the other hand, shall each choose one arbitrator. The two chosen arbitrators shall choose the third arbitrator. The act or decision of a majority of the arbitrators shall constitute the act or decision of the arbitral tribunal.

                  (b) The parties acknowledge that this Agreement affects interstate commerce; thus, the arbitration shall be governed by the American Arbitration Association, and any judgment upon the award decided upon by the arbitrators may be entered by any court having jurisdiction thereof.

                  (c) Any arbitration conducted pursuant to this Section shall be held at a location chosen by the non-complaining party.

                  (d) The costs and expenses of the arbitration shall be allocated equally between the parties; provided, however, that each party's own attorneys' fees shall be borne by the party incurring same.

                  (e) It shall not be inconsistent with this Section for any party to seek from any court of competent jurisdiction interim relief in aid of arbitration or to protect the rights of either party pending the establishment of the arbitral tribunal

                  (f) Nothing in this Article or the fact that arbitration has or may be commenced shall impair the exercise of any termination rights under this Agreement.

                                    ARTICLE X
                                  MISCELLANEOUS

         Section 10.1 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

         Section 10.2 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests and obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

         Section 10.3 FURTHER ASSURANCES. From time to time as and when reasonably requested by Purchaser, or its successors or assigns, the Company and the Stockholders shall execute and deliver and shall cause the Company and the officers and directors of the Company to execute and deliver such further agreements, documents, deeds, certificates and other instruments of conveyance and transfer and to take or cause to be taken such other actions as Purchaser may reasonably require and as shall be reasonably necessary or advisable to carry out the purposes of and effect the transactions contemplated by this Agreement.

         Section 10.4 ENFORCEMENT OF THE AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled pursuant to the terms hereof or otherwise, at law or in equity.

         Section 10.5 SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws in any jurisdiction, that provision shall be ineffective to the extent of such illegality, invalidity or unenforceability in that jurisdiction and such holding shall not, consistent with applicable law, invalidate or render unenforceable such provision in any other jurisdiction, and the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected thereby, and shall remain in full force and effect in all jurisdictions.

         Section 10.6 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by cable, telecopy or telex, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

         if to Purchaser:

                  Telescan, Inc.
                  Attention: Corporate Secretary
                  5959 Corporate Drive
                  Suite 2000
                  Houston, Texas 77036

         with required copy to:

                  Mr. David F. Taylor
                  Locke Liddell & Sapp LLP
                  3500 Chase Tower
                  600 Travis
                  Houston, Texas 77002
                  Fax: (713) 223-3717
         if to the Company or the Stockholders:

                  INVESTools, Inc.
                  Attn: Laird Foshay
                  3698 Haven Avenue, Suite A
                  Redwood City, California 94063
                  Fax: (650) 482-3061

         with required copy to:

                  Mr. Jim Koshland
                  Gray, Cary, Ware & Freidenrich LLP
                  400 Hamilton Avenue
                  Palo Alto, California 94301-1825
                  Fax: (650) 327-3699

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

         Section 10.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

         Section 10.8 GENDER; "INCLUDING" IS NOT LIMITING; DESCRIPTIVE HEADINGS. The masculine and neuter genders used in this Agreement each includes the masculine, feminine and neuter genders, and the singular number includes the plural, each where appropriate, and vice versa. Wherever the term "including" or a similar term is used in this Agreement, it shall be read as if it were written "including by way of example only and without in any way limiting the generality of the clause or concept referred to." The descriptive headings are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

         Section 10.9 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

         Section 10.10 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

         Section 10.11 INCORPORATION BY REFERENCE. Any and all schedules, exhibits, annexes, statements, reports, certificates or other documents or instruments referred to herein or attached hereto are incorporated herein by reference hereto as though fully set forth at the point referred to in the Agreement.

         Section 10.12 JURISDICTION AND VENUE. Any process against Purchaser, the Company or the Stockholder in, or in connection with, any suit, action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement may be served personally or by certified mail at the address set forth in Section 10.7 with the same effect as though served on it or him personally.

         Section 10.13 CERTAIN DEFINITIONS.

                  (a) "Adjusted Aggregate Merger Consideration" means the aggregate number of shares of Company Common Stock outstanding as of the Effective Time (assuming the exercise of all Company Options and Company Warrants and the conversion of all Company Preferred Stock) less 150,000 shares to represent the Specific Liability, multiplied by the Exchange Ratio, as adjusted pursuant to Section 1.7(b) of the Agreement.

                  (b) "Affiliate" as used in this Agreement means, with respect to any Person, (i) any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person in question, (ii) any officer, director or stockholder of such Person in question, or member of the extended family of such officer, director or stockholder and (iii) any Person that, directly or indirectly, controls, is controlled by, or is under common control with, any officer, director or stockholder of such Person in question or member of the extended family of such officer, director or stockholder. For the purposes of the definition of Affiliate, "control" (including, with correlative meaning, the terms "controlled by" and "under common control with") as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise

                  (c) "Business Facility" includes any property (whether real or personal) which the Company currently leases, operates, or owns or manages in any manner or which the Company or any of its organizational predecessors formerly leased, operated, owned or managed in any manner.

                  (d) "Environmental Claim" means any Proceeding; claim; litigation; demand; action; cause of action; suit; loss; cost, including, but not limited to, attorneys' fees, diminution in value, expert's fees; damage; punitive damage; fine, penalty, expense, Liability, criminal liability, judgment; governmental or private investigation and testing; notification of status of being potentially responsible for clean-up of any facility or for being in violation or in potential violation of any Requirement of Environmental Law; proceeding; lien; personal injury or death of any Person; or property damage, whether threatened, sought, brought or imposed, that is related to or that seeks to recover Losses related to, or seeks to impose liability regarding the Company or operations conducted by any of them for: (i) improper use or treatment of wetlands, pinelands or other protected land or wildlife; (ii) noise; (iii) radioactive materials (including naturally occurring radioactive materials ["NORM"]); (iv) explosives; (v) pollution, contamination, preservation, protection, decontamination, remediation or clean-up of the air, surface water, groundwater, soil or protected lands; (vi) solid, gaseous or liquid waste generation, handling, discharge, release, threatened release, treatment, storage, disposal or transportation; (vii) exposure of Persons or property to Materials of Environmental Concern and the effects thereof; (viii) the release, threatened release, generation, extraction, mining, beneficiating, manufacture, processing, distribution in commerce, use, transfer, transportation, treatment, storage, disposal or Remediation of Materials of Environmental Concern; (ix) injury to, death of or threat to the health or safety of any Person or Persons caused directly or indirectly by Materials of Environmental Concern; (x) destruction caused directly or indirectly by Materials of Environmental Concern or the release or threatened release of any Materials of Environmental Concern on any property (whether real or personal); (xi) the implementation of spill prevention and/or disaster plans relating to Materials of Environmental Concern;
(xii) community right-to-know and other disclosure laws; or (xiii) maintaining, disclosing or reporting information to governmental authorities under any Environmental Law. The term, "Environmental Claim" also includes, without limitation, any Losses incurred in testing for the need for Remediation or for breach or violation of any Requirements of Environmental Laws; monitoring or responding to efforts to require Remediation and any claim based upon any asserted or actual breach or violation of any Requirements of Environmental Law.

                  (e) "Environmental Laws" means the laws described on Exhibit G attached hereto and incorporated herein for all purposes and any and all other laws, rules, regulations, ordinances, orders or guidance documents now or hereafter in effect of any applicable Governmental Authority, board or authority or any judicial or administrative decision relating thereto that relate in any manner to health, the environment, or a community's right to know.

                  (f) "Governmental Authority" means any foreign governmental authority, the United States of America, any State of the United States of America, any local authority and any political subdivision of any of the foregoing, any multi-national organization or body, any agency, department, commission, board, bureau, court or other authority of any of the foregoing, or any quasi-governmental or private body exercising, or purporting to exercise, any executive, legislative, judicial, administrative, police, regulatory or taxing authority or power of any nature.

                  (g) "Governmental Authorization" means any permit, Environmental Permit, license, franchise, approval, certificate, consent, ratification, permission, confirmation, endorsement, waiver, certification, registration, qualification or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement

                  (h) "Legal Requirement" means any law, statute, ordinance, decree, requirement, order, treaty, proclamation, convention, rule or regulation (or interpretation of any of the foregoing) of, and the terms of any, Governmental Authorization issued by, any Governmental Authority.

                  (i) "Liability" means any debt, obligation or liability of any nature (including any unknown, undisclosed, unliquidated or contingent liability), regardless of whether such debt, obligation or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP.

                  (j) "Long Term Debt" shall mean the long term debt of Company, including the current portion thereof, and to the extent not included therein, any amount then outstanding pursuant to bank notes, revolving credit agreements and any bank overdraft positions.

                  (k) "Loss" means any loss, damage, injury, diminution in value, liability, claim, demand, Proceeding, judgment, punitive damage, fine, penalty, tax, cost or expense (including reasonable costs of investigation and the fees, disbursements and expenses of attorneys, accountants and other professionals incurred in proceedings, investigations or disputes involving third parties, including governmental agencies), as well as with respect to compliance with the Requirements of Environmental Law, expenses of Remediation, and response, monitoring or record keeping costs.

                  (l) "Material Adverse Effect" shall mean any material adverse change in the financial condition, assets, Liabilities (absolute, accrued, contingent or otherwise), reserves, business, prospects or results of operations.

                  (m) "Materials of Environmental Concern" means: (i) those substances included within the statutory and/or regulatory definitions of "hazardous substance," "hazardous waste," "extremely hazardous substance," "regulated substance," "hazardous materials," or "toxic substances," under any Environmental Law; (ii) any material, waste or substance which is or contains:
(A) petroleum, oil or a fraction thereof, (B) explosives, (C) radioactive materials (including NORM), or (D) solid wastes that post imminent and substantial endangerment to health or the environment; and (iii) such other substances, materials, or wastes that are or become classified or regulated as hazardous or toxic under any applicable federal, state or local law or regulation. To the extent that the laws or regulations of any applicable state or local jurisdiction establish a meaning for any term defined herein through reference to federal Environmental Laws which is broader than the meaning under such federal Environmental Laws, such broader meaning shall apply.

                  (n) "Person" means any individual, entity or Governmental Authority.

                  (o) "Property" or "Properties" includes any property (whether real or personal) which the Company currently or in the past has leased, operated or owned or managed in any manner including without limitation any property acquired by foreclosure or deed in lieu thereof and property now held as security for a loan or other indebtedness by the Company

                  (p) "Remediation" means any action necessary to: (i) comply with and ensure compliance with the Requirements of Environmental Laws and (ii) the taking of all reasonably necessary precautions to protect against and/or respond to, remove or remediate or monitor the release or threatened release of Materials of Environmental Concern at, on, in, about, under, within or near the air, soil, surface water, groundwater or soil vapor at any Business Facility or of any public domain affected by the business of the Company.

                  (q) "Requirement(s) of Environmental Law(s)" means all requirements, conditions, restrictions or stipulations of Environmental Laws imposed upon or related to the Company or the assets and/or the business of the Company.

                  (r) "Stockholders" means all of the holders of the issued and outstanding shares of Company Common Stock.

                  (s) "Tax Return" means any return (including any information return), report, statement, declaration, schedule, notice, notification, form, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any tax, including any schedule or attachments thereto and also including any amendment thereof, or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any tax.

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the day and year first above written.

                                   Telescan, Inc.

                                   By: /s/ David L. Brown
                                       -----------------------------------------
                                       David L. Brown, Chairman and CEO

                                   T Acquisition Corp.

                                   By: /s/ Roger C. Wadsworth
                                       -----------------------------------------
                                       Roger C. Wadsworth, President and CEO

                                   INVESTools, Inc.

                                   By: /s/ Laird Foshay
                                       -----------------------------------------
                                       Laird Foshay, President